UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	4822	33-0777819
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8 604.482.0000
(Address and telephone number of registrant's principal executive offices)

Randy G. Buchamer - Chief Executive Officer Suite 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8 604.482.0000

(Name, address and telephone number of agent for service)

Copy of communications to:

Virgil Z. Hlus, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	4,267,120	$0.88 (2)	$3,755,065.60(2)	$441.97
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	3,583,560	$0.88 (2)	$3,153,532.80 (2)	$371.17
Total Registration Fee				$813.14

(1)             An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)                   Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price of our common stock on September 19, 2005, as reported on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2005

VOICE MOBILITY INTERNATIONAL, INC.

A NEVADA CORPORATION

7,850,680 SHARES OF COMMON STOCK OF VOICE MOBILITY INTERNATIONAL, INC.

_________________________________

This prospectus relates to the resale by certain selling stockholders of Voice Mobility International, Inc. of up to 7,850,680 shares of our common stock in connection with the resale of:

- up to 4,100,000 shares of our common stock which were issued in a private placement that closed on June 27, 2005;

- up to 2,050,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement that closed on June 27, 2005;

- up to 27,120 shares of our common stock which we issued to a placement agent on June 27, 2005 in connection with the private placement that closed on June 27, 2005; and

- up to 13,560 shares of our common stock which may be issued upon the exercise of certain share purchase warrants which we issued to a placement agent on June 27, 2005 in connection with the private placement that closed on June 27, 2005.

- up to 140,000 shares of our common stock which were issued in a private placement that closed on August 19, 2005; and

- up to 70,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement that closed on August 19, 2005; and

- up to 1,450,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a debt restructuring that closed on September 19, 2005;

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "VMII" and is listed for trading on the Toronto Stock Exchange under the symbol "VMY". On September 27, 2005 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.83.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We may receive up to $3,315,546 in gross proceeds from the exercise of common share purchase warrants by the selling stockholders, based on the Bank of Canada’s noon exchange rate on August 31, 2005 of $0.8411. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________, 2005.

                The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	3
RISK FACTORS	7
RISKS RELATED TO THIS OFFERING	3
RISKS RELATED TO OUR BUSINESS	3
FORWARD-LOOKING STATEMENTS	3
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	3
THE OFFERING	3
USE OF PROCEEDS	3
DIVIDEND POLICY	3
PRIVATE PLACEMENTS	3
SELLING STOCKHOLDERS	3
PLAN OF DISTRIBUTION	3
TRANSFER AGENT AND REGISTRAR	3
LEGAL PROCEEDINGS	3
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	3
INTEREST OF NAMED EXPERTS AND COUNSEL	3
EXPERTS	3
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	3
DESCRIPTION OF BUSINESS	3
MANAGEMENT'S DISCUSSION AND ANALYSIS	3
DESCRIPTION OF PROPERTY	3
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	3
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	3
EXECUTIVE COMPENSATION	3
COMPENSATION OF DIRECTORS	3
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	3
FINANCIAL STATEMENTS	3
WHERE YOU CAN FIND MORE INFORMATION	3

                As used in this prospectus, the terms "we", "us", "our", and "Voice Mobility" means Voice Mobility International, Inc., its predecessor company, Voice Mobility Inc. and its other subsidiaries.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company, Voice Mobility International, Inc., is engaged in the enhanced messaging area of the telecommunications market. We market and deploy next generation messaging solutions that provide enhanced messaging features and functionality while ensuring integration with or replacement of existing first generation voicemail messaging systems. Our enhanced messaging software suite:

- allows telecommunications companies to replace their aging legacy voicemail systems and incorporate incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services; or

- can serve as a first generation voice-mail and messaging system for telecommunications companies that do not have an existing voice-mail system, with the added capability of providing incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services.

We were incorporated in the State of Nevada on October 2, 1997, under the name "Equity Capital Group, Inc.", and we are the successor to the voice service and related messaging business founded by Voice Mobility Inc. in 1993. On June 24, 1999, we changed our name to "Voice Mobility International, Inc." We have four wholly-owned subsidiaries: Voice Mobility Inc., which is a Canadian corporation incorporated on September 15, 1993; Voice Mobility (US) Inc., which is a Nevada corporation incorporated on April 6, 2000; Voice Mobility Canada Limited, which is a Canadian corporation incorporated on May 26, 1999; and VM Sub Limited, which is a Canadian corporation incorporated on May 26, 1999.

Our principal executive and head offices are located at 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 7,850,680 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions which transactions were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "VMII" and on the Toronto Stock Exchange under the symbol "VMY". Please see the Plan of Distribution section at page 3 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 48,287,111 shares of our common stock issued and outstanding as at September 27, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

In the table below, we provide you with summary historical financial data of our company. We have prepared this information using the consolidated financial statements of our company for the two years ended December 31, 2004 and the six-month periods ended June 30, 2005 and 2004. The financial statements for the two fiscal years ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial statements for the six-month periods ended June 30, 2005 and 2004 have not been audited. Ernst & Young LLP's report on the consolidated financial statements for the year ended December 31, 2004, which appears elsewhere herein, includes an explanatory paragraph which describes an uncertainty about our company's ability to continue as a going concern. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled "Management's Discussion and Analysis".

	Six month period ended June 30, 2005	Six month period ended June 30, 2004	For the year ended December 31, 2004	For the year ended December 31, 2003
(in thousands, except per share data)
Sales	$29	-	$13	$58
Net Loss for the Period	($1,363)	($2,851)	($4,235)	($3,711)
Basic and Diluted Loss Per Share	($0.03)	($0.07)	($0.10)	($0.06)

Working Capital Deficiency	($3,701)	($1,655)	($5,417)	($1,324)
Total Assets	$3,479	$494	$822	$602
Total Number of Issued Shares of Common Stock	46,055	38,291	41,228	35,566
Total Stockholders' Deficiency	($5,832)	($6,900)	($7,702)	($6,711)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 48,287,111 shares of common stock issued and outstanding as of September 27, 2005. When this registration statement is declared effective, the selling stockholders may be reselling up to 7,850,680 shares of our common stock, 4,267,120 of which are included in the number of our issued and outstanding common shares as of September 27, 2005, shown above.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board and the Toronto Stock Exchange. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telecommunication companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date, we have had negative cash flows from operations and have depended on sales of our equity securities and debt financing to meet our cash requirements. We will need to raise additional funds to:

- support our planned rapid growth and carry out our business plan,

- develop new or enhanced services and technologies,

- increase our marketing efforts,

- acquire complementary businesses or technologies,

- respond to regulatory requirements, and

- respond to competitive pressures or unanticipated requirements.

We may not be able to obtain additional equity or debt financing on acceptable terms when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue our normal operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations have been financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

We have a history of losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through June 30, 2005, we have incurred aggregate net losses of approximately $41.6 million. Our loss from operations for the six months ended June 30, 2005 was $1.4 million and the fiscal year ended December 31, 2004 was $3.5 million. We also incurred a loss from operations for each of the years ended December 31, 2003, 2002 and 2001. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that we will earn revenues, we expect to continue to incur development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent registered public accounting firm's report on the December 31, 2004 consolidated financial statements. Our unaudited interim consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

If we elect to pay fees to Innovatia in common stock then our shareholders will be subject to further, and maybe significant, dilution.

On December 28, 2001, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142) of which $2,351,691 (CDN$2,881,762) of principal and accrued interest is outstanding at June 30, 2005. The promissory note is repayable each quarter at the lesser of $184,983 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter. After December 31, 2004, any current or future amounts due in accordance with the quarterly repayment schedule are only payable in common shares and the number of common shares payable, if any, is determined by dividing the amount payable by Cdn$1.56. As at June 30, 2005, the current portion due on the promissory note is $375,919 (CDN$460,651) and as of July 1, 2005, this amount is payable only by the issuance of 295,289 common shares. Notwithstanding, we have the option at any time and from time to time to prepay in cash, common shares or a combination thereof, the whole or any portion of the remaining non-current balance. If we elected to prepay by common shares, then 500,000 of the common shares will be valued at the lesser of the market price of the our common shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other common shares issuable to repay the debt is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued. As at June 30, 2005, the non-current portion of the promissory note eligible for prepayment is $1,975,772 (CDN$2,421,111) and if we elected to prepay this amount with the issuance of common shares then as at July 1, 2005, this would result in the issuance of 2,421,111 common shares. As at July 1, 2005, if we made the election to settle the entire principal and interest outstanding with the issuance of common shares, this would result in the issuance of 2,716,400 shares of common stock.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copies or otherwise gains access to our proprietary technology or develops similar software independently, we would not be able to compete as effectively. The measures we take to protect our proprietary technology and other intellectual property rights are currently based upon a combination of copyright, trade secret and trademark laws, but may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our websites or other of our technologies.

We hold no patents on our proprietary technology and may not be able to protect our proprietary technology.

We do not have and do not intend to apply for patents on our software products. We currently rely on copyright, trade secrets and trademark laws to protect our proprietary intellectual property. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection might be out of date by the time the patent were to be granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. Employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations. Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may not be able to successfully protect our proprietary technology, and our proprietary technology may otherwise become known or be independently developed by competitors. Competitors' products may add features, increase performance or sell at lower prices. We cannot predict whether our products will continue to compete successfully with such existing rival architectures or whether new architectures will establish or gain market acceptance or provide increased competition with our products.

Substantially all of our assets, a majority of our directors and all of our officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and all of our officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

We are currently dependent on one channel partner for the sale of our products and if we are unable to expand our channel partner relationships or if our channel partner is unable to generate significant sales of our products, then our revenues may not increase significantly.

We shifted our sales model from a direct sales model to a channel partner model. A channel partner is a party who will purchase our product for resale to telecommunication companies. This fundamentally shifted the way our company was structured. Instead of selling and supporting the customer directly, we will utilize the channel partner to conduct the sales and support activities for our enhanced messaging software. Instead of being dependent on a small number of customers for the sales of our products (as we were in our three previous fiscal years), we are currently dependent on our sole channel partner, Avaya Inc., for sales of our products. If Avaya is unable to generate significant sales of our products or we are unable to expand the number of channel partner relationships, our business, financial condition and results of operations would be materially and adversely affected.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The market for unified messaging software is highly competitive and subject to frequent product introductions with improved price and/or performance characteristics. Even if we are able to introduce products which meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance. Many companies, including Lucent, Comverse and IP Unity and others have greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than ours. In addition, many of our large competitors may offer customers a broader product line, which may provide a more comprehensive solution than our current solutions. Increased competition in the unified messaging industry could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our ability to generate revenues and successfully operate our business.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. We believe that our success will depend on our ability to continuously develop our products, to enhance our current products and to introduce them promptly into the market. We can make no assurance that our technology or systems will not become obsolete due to the introduction of alternative technologies. If we are unable to continue to develop and introduce new products to meet technology changes and changes in market demands, our business and operating results, including our ability to generate revenues, could be adversely affected.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our future growth and our ability to generate revenues may be materially and adversely affected by continued reductions in spending on telecommunications infrastructure by our potential customers.

A continued slowdown in capital spending by telecommunication service providers may affect our future revenues more than we currently expect. Moreover, the significant slowdown in capital spending by telecommunication service providers has created uncertainty as to market demand for the type of products we produce. As a result, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. As a result of the recent changes in industry and market conditions, many of our potential customers have reduced their capital spending on telecommunications infrastructure. Our revenues and operating results are expected to continue to be affected by the continued reductions in capital spending on telecommunications infrastructure by our potential customers.

Our Articles of Incorporation and Bylaws and Nevada law contain provisions that could delay or prevent a change of control and could limit the market price of our common stock.

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To date, 1 share of Series A preferred stock has been designated and is issued and outstanding and, 666,667 shares of Series B preferred stock have been designated, of which nil are issued and outstanding. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board and the Toronto Stock Exchange. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telecommunication companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 7 to 13, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 7,850,680 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Rule 903 of Regulation S, Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For details of these private placements, see the section entitled "Private Placements" on page 3 of this prospectus.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds upon exercise of all share purchase warrants (assuming all share purchase warrants are exercised prior to expiry), which proceeds will be used for general working capital purposes.

DIVIDEND POLICY

During the years ended December 31, 2004 and 2003, we did not pay any cash dividends to any holders of our equity securities.

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

PRIVATE PLACEMENTS

June 27, 2005 Private Placement

On June 27, 2005, fifty-four investors purchased an aggregate 4,100,000 units at a price of $0.81 (Cdn$1.00) per unit for net proceeds of $3,082,599 (Cdn$3,794,063). Each unit consisting of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $0.93 (Cdn$1.10) until June 26, 2008. We also issued 27,120 shares of common stock and 13,560 share purchase warrants to Raymond James as a placement fee in the transaction, both of which are being registered pursuant to this registration statement. As of the date of this registration statement, none of the warrants have been exercised.

August 19, 2005 Private Placement

On August 19, 2005, one investor purchased an aggregate 140,000 units at a price of $0.83 (Cdn$1.00) per unit for net proceeds of $106,306 (Cdn$128,800). Each unit consisting of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $0.93 (Cdn$1.10) until August 18, 2008. As of the date of this registration statement, none of the warrants have been exercised.

September 19, 2005 Private Placement

On September 19, 2005, our company issued nine shareholders 1,450,000 share purchase warrants in consideration for the amendment of the maturity date of certain debt owed by our company to such shareholders. Each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 7,850,680 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 19, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 7,850,680 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 19, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. All United States dollar amounts of the exercise price of the warrants set out below are based on the Bank of Canada’s noon exchange rate on August 31, 2005 of $0.8411.

Name of Selling Stockholder and Position, Office or Material Relationship with Voice Mobility	Common Shares owned by the Selling Stockholder	Number of Shares Registered	Number of Registered Shares Issuable Upon Exercise of the Share Purchase Warrants	Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
					# of Shares	% of Class
Doug Johnson	480,000 (2)	200,000	100,000 (2)	300,000	180,000	*%
Mike Bennett	33,500 (3)	20,000	10,000 (3)	30,000	3,500	*%
BC Advantage (VCC) Ltd. (4)	750,000 (4)	500,000	250,000 (4)	750,000	0	*%
Randy Buchamer, CEO and Director	1,393,976 (5)	25,000	12,500 (5)	37,500	1,356,476	2.8%
Paul Currie	490,000 (6)	200,000	100,000 (6)	300,000	190,000	*%
Michael David	93,000 (7)	50,000	25,000 (7)	75,000	18,000	*%
John Herdman	22,500 (8)	15,000	7,500 (8)	22,500	0	*%
Bernie Hertel	39,500 (9)	9,000	4,500 (9)	13,500	26,000	*%
HighTec Venture Capital Inc. (10)	15,000 (10)	10,000	5,000 (10)	15,000	0	*%
Harold Hodgson	150,000 (11)	100,000	50,000 (11)	150,000	0	*%
Thomas Jaw	45,000 (12)	10,000	5,000 (12)	15,000	30,000	*%
Betty Ku	15,000 (12)	10,000	5,000 (12)	15,000	0	*%
Jeff Lewis	42,500 (8)	15,000	7,500 (8)	22,500	20,000	*%
Barbara McKnight	399,001 (13)	108,000	54,000 (13)	162,000	237,001	*%
Tan Van Nguyen	14,500 (14)	5,000	2,500 (14)	7,500	7,000	*%
Stuart & Constance Ostlund	125,000 (15)	50,000	25,000 (15)	75,000	50,000	*%

Jamie Robertson	9,250 (16)	5,000	2,500 (16)	7,500	1,750	*%
Robert Semple	40,000 (3)	20,000	10,000 (3)	30,000	10,000	*%
Sthakwy Fishing Company Ltd. (17)	85,250 (17)	25,000	12,500 (17)	37,500	47,750	*%
Ian Stuart	122,500 (7)	50,000	25,000 (7)	75,000	47,500	*%
Aaron & Carling Sundberg	121,893 (18)	10,000	5,000 (18)	15,000	106,893	*%
Bob Tassone	270,000 (19)	80,000	40,000 (19)	120,000	150,000	*%
Chris Thomas	142,500 (20)	35,000	17,500 (20)	52,500	90,000	*%
John Tognetti	75,000 (7)	50,000	25,000 (7)	75,000	0	*%
Randall West	220,000 (21)	50,000	25,000 (21)	75,000	145,000	*%
James Yii	45,000 (22)	30,000	15,000 (22)	45,000	0	*%
Stanley Steed	105,000 (23)	50,000	25,000 (23)	75,000	30,000	*%
Raymond James Ltd. (24)	318,399 (24)	27,120	13,560 (24)	40,680	277,719	*%
Alpine Atlantic (25)	837,000 (25)	558,000	279,000 (25)	837,000	0	*%
APAX Consultants Ltd. (26)	300,000 (26)	200,000	100,000 (26)	300,000	0	*%
Roytor & Co. (27)	300,000 (27)	200,000	100,000 (27)	300,000	0	*%
Bank Julius Baer & Co. (28)	750,000 (28)	500,000	250,000 (28)	750,000	0	*%
Chartwell Investment SA (29)	336,100 (29)	75,000	37,500 (29)	112,500	223,600	*%
Jan Dekker	150,000 (11)	100,000	50,000 (11)	150,000	0	*%
J.T. Eberhard	225,000 (30)	150,000	75,000 (30)	225,000	0	*%
Erich Hofer	1,453,847 (31)	200,000	100,000 (31)	300,000	1,153,847	2.4%
James Ladner	75,000 (7)	50,000	25,000 (7)	75,000	0	*%
Professional Trading Services SA (32)	150,000 (32)	100,000	50,000 (32)	150,000	0	*%
Bruno Sauter	225,000 (30)	150,000	75,000 (30)	225,000	0	*%
H.J.M Schepers	90,000 (33)	60,000	30,000 (33)	90,000	0	*%
Shalimar Business Services S.A. (34)	92,500 (34)	25,000	12,500 (34)	37,500	55,000	*%
EMGE Finance SA (35)	210,000 (35)	140,000	70,000 (35)	210,000	0	*%
Bernice Kosiur (36)	239,767	0	5,278 (36)	5,278	234,489	*%
Manzanita Investments Ltd. (37)	716,301	0	212,449 (37)	212,449	503,852	1.0%
MICAP Holdings Inc. (38)	1,329,745	0	250,444 (38)	250,444	1,079,301	2.2%
Ketty Hughes (39)	1,268,385	0	88,671 (39)	88,671	1,179,714	2.4%
Margit Kristiansen (40)	3,023,967	0	431,836 (40)	431,836	2,592,131	5.4%
William Laird (41)	3,431,543	0	407,133 (41)	407,133	3,024,410	6.3%
William Krebs, Director (42)	573,618	0	9,618 (42)	9,618	564,000	1.2%
L.A. Laird (43)	361,141	0	22,141 (43)	22,141	339,000	*%
Bearberry Investments Inc. (44)	901,901	0	22,430 (44)	22,430	879,471	1.8%
Totals		4,267,120	3,583,560	7,850,680

*% Less than 1%

(1)	Assumes all of the shares of common stock offered are sold. Based on 48,287,111 common shares issued and outstanding on September 19, 2005.

(2)                   The number of shares of common stock listed as beneficially owned by such selling stockholder includes 177,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 77,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(3)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 10,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(4)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(5)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon exercise of the share purchase warrants and 1,356,476 shares of common stock potentially issuable upon exercise of stock options. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 50,000 stock options, each stock option is exercisable until June 13, 2006 at an exercise price of $1.72 (CDN$2.05) per share, with respect to 350,000 stock options, each stock option is exercisable until August 14, 2006 at an exercise price of $1.15 (CDN$1.37) per share, with respect to 20,000 stock options, each stock option is exercisable until February 25, 2007 at an exercise price of $0.24 (CDN$0.28) per share, with respect to 450,000 stock options, each stock option is exercisable until September 19, 2007 at an exercise price of $0.13 (CDN$0.16) per share, with respect to 83,000 stock options, each stock option is exercisable until February 12, 2008 at an exercise price of $0.31 (CDN$0.37) per share, with respect to 370,836 stock options, each stock option is exercisable until March 17, 2009 at an exercise price of $0.71 (CDN$0.85) per share and with respect to 32,640 stock options, each stock option is exercisable until February 15, 2010 at an exercise price of $0.55 (CDN$0.65) per share.

(6)                   The number of shares of common stock listed as beneficially owned by such selling stockholder includes 145,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share, with respect to 20,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(7)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(8)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 7,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(9)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 4,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(10)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. K. Exner exercises dispositive and voting powers with respect to shares of common stock that HighTec Venture Capital Inc. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(11)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 50,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(12)	The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(13)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 154,001 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 100,001 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 54,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(14)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 2,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(15)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 75,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 21,750 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share, with respect to 28,250 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(16)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 4,250 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 1,750 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 2,500 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(17)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 26,750 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 14,250 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 12,500 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. R. Sparrow exercises dispositive and voting powers with respect to shares of common stock that Sthakwy Fishing Co. Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(18)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,000 shares of common stock potentially issuable upon exercise of the share purchase warrants and 106,893 shares of common stock potentially issuable upon exercise of stock options. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 13,100 stock options, each stock option is exercisable until April 25, 2007 at an exercise price of $2.21 (CDN$2.63) per share, with respect to 20,000 stock options, each stock option is exercisable until February 25, 2007 at an exercise price of $0.24 (CDN$0.28) per share, with respect to 9,375 stock options, each stock option is exercisable until September 19, 2007 at an exercise price of $0.13 (CDN$0.16) per share, with respect to 29,000 stock options, each stock option is exercisable until February 12, 2008 at an exercise price of $0.31 (CDN$0.37) per share, with respect to 16,320 stock options, each stock option is exercisable until March 17, 1009 at an exercise price of $0.71 (CDN$0.85) per share, with respect to 8,160 stock options, each stock option is exercisable until February 15, 2009 at an exercise price of $0.55 (CDN$0.65) per share and with respect to 10,938 stock options, each stock option is exercisable until April 25, 2010 at an exercise price of $0.76 (CDN$0.90) per share.

(19)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 190,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share, with respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.425) per share, with respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 40,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(20)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 27,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 10,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 17,500 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(21)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 40,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 5,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share, with respect to 10,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(22)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 15,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(23)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 35,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 10,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(24)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 82,719 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 16,875 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share and with respect to 52,284 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 13,560 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. C. Thomas exercises dispositive and voting powers with respect to shares of common stock that Raymond James Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(25)                 The number of shares of common stock listed as beneficially owned by such selling stockholder includes 279,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. Erwin Speckart exercises dispositive and voting powers with respect to shares of common stock that Alpine Atlantic currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(26)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. R. Deletraz exercises dispositive and voting powers with respect to shares of common stock that APAX Consultants Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(27)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. C. Brookes exercises dispositive and voting powers with respect to shares of common stock that Roytor & Co. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(28)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. W. Gunthard exercises dispositive and voting powers with respect to shares of common stock that Bank Julius Baer & Co. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(29)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 177,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share and with respect to 40,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 37,500 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Martin C. Hubble exercises dispositive and voting powers with respect to shares of common stock that Chartwell Investment Services SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(30)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 75,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(31)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 484,616 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 384,616 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(32)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 50,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. C. Civelli exercises dispositive and voting powers with respect to shares of common stock that Professional Trading Services SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(33)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 30,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(34)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 47,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 15,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.14 (CDN$1.36) per share, with respect to 20,000 share purchase warrants, each share purchase warrant is exercisable until September 21, 2007 at an exercise price of $0.84 (CDN$1.00) per share and with respect to 12,500 share purchase warrants, each share purchase warrant is exercisable until June 26, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Martin C. Hubble exercises dispositive and voting powers with respect to shares of common stock that Shalimar Business Services SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(35)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 70,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until August 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Mr. Giovanni Gambaro exercises dispositive and voting powers with respect to shares of common stock that EMGE Finance SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(36)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,278 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(37)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 212,449 shares of common stock potentially issuable upon exercise of the share purchase warrants but does not include the 790,842 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. With respect to 212,449 of the share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 790,842 of the share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share. Michael J. Dyde exercises dispositive and voting powers with respect to shares of common stock that Manzanita Investments Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(38)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,444 shares of common stock potentially issuable upon exercise of the share purchase warrants but does not include the 790,842 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. With respect to 250,444 of the share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 790,842 of the share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share. Michael J. Dyde exercises dispositive and voting powers with respect to shares of common stock that MICAP Holdings Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(39)     The number of shares of common stock listed as beneficially owned by such selling stockholder includes 445,421 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 356,750 share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share, with respect to 88,671 share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(40)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 431,836 shares of common stock potentially issuable upon exercise of the share purchase warrants but does not include the 927,395 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. With respect to 431,836 of the share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 927,395 of the share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share.

(41)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 407,133 shares of common stock potentially issuable upon exercise of the share purchase warrants but does not include the 1,909,240 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. With respect to 407,133 of the share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 1,909,240 of the share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share.

(42)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 55,618 shares of common stock potentially issuable upon exercise of the share purchase warrants and 225,000 shares of common stock potentially issuable upon exercise of stock options. With respect to 46,000 share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.36 (CDN$0.43) per share, with respect to 9,618 share purchase warrants, each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. With respect to 225,000 stock options, each stock option is exercisable until April 27, 2009 at an exercise price of $0.93 (CDN$1.11) per share.

(43)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 22,141 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share.

(44)            The number of shares of common stock listed as beneficially owned by such selling stockholder includes 22,430 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 18, 2008 at an exercise price of $0.93 (CDN$1.10) per share. Joe Brunwald exercises dispositive and voting powers with respect to shares of common stock that Bearberry Investments Inc. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board and the Toronto Stock Exchange) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)           block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)           purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.
The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company of Canada, 4th Floor 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9, telephone: 604.661.9400.

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any litigation as at September 29, 2005. We anticipate that, from time to time, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims or proceedings will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. We intend to vigorously defend these actions, suits, claims and proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of August 31, 2005, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Randy G. Buchamer	Chief Executive Officer and Director	48	August 2001
James J. Hutton	President and Director	39	President - August 2001 Director - June 1999
David Raffa	Corporate Secretary	47	April 2000
William E. Krebs(1)(3)	Director	59	June 1999
Morgan Sturdy(2)(4)	Director	53	April 2000
Donald A. Calder(1)(2)(3)	Chairman of the Board of Directors, Director	61	Chairman of the Board of Directors - March 2003; Director - February 2002

Robert E. Neal(1)(4)	Director	51	September 2003
Gary Donahee(2)(3)(4)	Director	58	October 2003

(1) Members of our Audit Committee

(2) Members of our Corporate Governance Committee

(3) Members of our Compensation Committee

(4) Members of our Finance Committee

Randy G. Buchamer - Chief Executive Officer and Director

Mr. Buchamer has been our Chief Executive Officer and a director of our company since August, 2001. Between August, 2001 and March, 1999, Mr. Buchamer provided management consulting services to various public companies for a consulting company called Rydan Management. From February, 1998 to March, 1999, Mr. Buchamer served as the Managing Director of Operations for the Jim Pattison Group and was responsible for supporting the $4.5 billion operations of 55 companies owned by the Jim Pattison Group. Some of the Jim Pattison Group businesses are involved in grocery stores, specialty packaging, advertising, magazine distribution, broadcasting, automotive retailing as well as other business. From 1996 to 1998, he served as Vice President and Chief Operating Officer of Mohawk Oil Retail Small Business Unit and from 1989 to 1996 as Vice President Corporate Services and Chief Information Officer for Mohawk Oil Company. Mohawk is a producer and seller of petroleum products. From 1987 to 1988, he was Retail Market Specialist for Digital Equipment of Canada Limited. Mr. Buchamer founded and served, from 1981 to 1988, as President of Vartech Systems Corporation and RB Computer Products, an IBM value added reseller and North American software publisher and distributor of retail, distribution and manufacturing software solutions. He received his Executive MBA from Simon Fraser University's Executive Management Development Program in 1994 and attended the Business Administration program at the University of Illinois. He also has completed courses at the IBM Canada Business Management School.

Mr. Buchamer also serves as a director on the following companies (each of which has a class of securities registered under the Securities Exchange Act of 1934): Heartland Oil and Gas Ltd. and Bradner Ventures Ltd.

James J. Hutton - President and Director

Mr. Hutton previously served as our Chief Executive Officer from April 1998 to August 2001. He has served as the President of our company since August, 2001. Mr. Hutton has served as a director of our subsidiary since 1998. From January 1998 to August 2000, Mr. Hutton served as a director of Acrex Ventures Ltd. From 1990 to the present, he has also served as director and President of South Sycamore Group Holdings, a family company involved in diversified investments. From 1995 to 1998, Mr. Hutton served as Canadian Regional Manager for Ascend Communications, a company involved in broadband networking. From 1989 to 1995, Mr. Hutton served in various capacities for Gandalf Systems, Inc., starting as a sales executive and becoming Western Regional Manager. Gandalf Systems is a company which distributed networking equipment. From 1987 to 1989, Mr. Hutton was a Sales Trainee in the Automotive Electronics Group of Amp of Canada. Mr. Hutton attended the University of British Columbia.

David J. Raffa - Corporate Secretary

Mr. Raffa is a founder, COO and Investment Manager of BC Advantage Funds (VCC) Ltd., which is a fund that invests in early state life science and technology companies. He is partner of Catalyst Corporate Finance Lawyers, a corporate finance law firm, and is the principal of Harris Road Consulting Ltd., a company that specializes in guiding and advising boards of directors. Mr. Raffa has over 18 years experience in working with and advising technology companies. He also served as a director or advisory board member of a number of public and private technology companies. Mr. Raffa is also a member of the board of directors of the British Columbia Technology Industry Association.

William E. Krebs - Director

Mr. Krebs previously served as the chairman of our board of directors from 1995 to September 2000. From 1995 to September 2000, Mr. Krebs was our Treasurer and Secretary. From January 1995 to August 2000, Mr. Krebs has also served as a director of Acrex Ventures Ltd. He also has served as President and a director of Pacific Western Mortgage Corp. since 1987 and served as President and a Director of Tsalix Investments Inc. (formerly Pacific Western Capital Corp.) from 1994 to 1995. These companies provided consulting services and investment capital. From 1997 to 1999, he was a director and officer of WaveRider Communications, Inc., a company which dealt with wireless broadband technology. From 1990 to 1995, Mr. Krebs served as director and President of TelcoPlus Enterprises Ltd. and its wholly-owned subsidiary, Intertec Telecommunications Inc. Mr. Krebs served as a director and President of CT&T Telecommunications Inc. from 1990 to 1995. Mr. Krebs is a Chartered Accountant and practiced as such from 1973 to 1980. Mr. Krebs has been a member of the Canadian Institute of Chartered Accountants since 1973.

Morgan Sturdy - Director

Since April, 2000, Morgan Sturdy serves as a director on several Canadian and United States public companies as described below. From September 1997 to April 2000, Mr. Sturdy was Executive Vice-President and Chief Operating Officer of NICE Systems North America, a computer telephony interface provider of call logging and quality performance products for call centers. For twelve years prior, he served as President of Dees Communications Engineering Ltd., an innovator in computer telephony solutions, which was then sold to NICE Systems. From 1997 to 1999, he was Chairman of the Board of Directors of Hothaus Technologies, a leader in DSP solutions for voice over IP, which was subsequently acquired by Broadcom. He is a current director of several publicly traded companies, including Ignition Point and TIR Systems. He recently sat on the Board of Creo Inc. which was acquired by Kodak Inc. in August 2005. Creo Inc.'s common shares were registered under the Securities and Exchange Act. Additionally, he sits on the board of three private technology companies including Discovery Parks, Idellex Software and Responsetek Inc. Mr. Sturdy is the past Chairman of the British Columbia Technology Association, a member of the Board of Governors of Science World and Director of the Greater Vancouver YMCA. Mr. Sturdy is a past director of National Wireless Canadian Research Foundation.

Donald A. Calder - Chairman of the Board of Directors and Director

Mr. Calder was the Vice Chair of the Board and Executive Committee of the Vancouver 2010 Bid Corporation, which won for Vancouver, British Columbia the right to host the Olympic Winter Games and Paralympic Games in 2010. Mr. Calder has been retired since 1999. Mr. Calder was Chief Executive Officer of BC Telecom (a telephone company in British Columbia, Canada) from 1997 to 1999 and was previously the Executive Vice President of Network Operations at BC Telecom and Group Vice President of Marketing and Development with Stentor Resource Centre Inc. While at BC Telecom, Mr. Calder was responsible for negotiating and structuring the merger between BC Telecom and TELUS (a telephone company in British Columbia, Canada). Among his other community commitments, he was chair of the Vancouver General Hospital and University of British Columbia Hospital Foundation. Mr. Calder is the Chairman of the board of directors of the United Way of the British Columbia Lower Mainland and was Chairman of the 1999 United Way annual fundraising campaign prior to becoming Chief Executive Officer of the Vancouver 2010 Bid Committee.

Robert E. Neal - Director

Robert E. Neal was reappointed to the Board in September 2003. He is retired now. Until October 21, 2002 when he was appointed Senior Vice President, Business Development, of Aliant, Inc., he was the President of Innovatia, a company within Aliant Inc.'s emerging business division that focuses on the developing and selling of Internet-based technology. He was President of Innovatia since 1997. Mr. Neal was a member of the Board as the nominee of Aliant, pursuant to an understanding with Aliant. Aliant is one of our early investors and was our largest customer in Canada. A native of Saint John, New Brunswick, Mr. Neal began his career in the communications industry in 1979 at New Brunswick Telephone (NBTel). In 1992 he became General Manager of NBTel Mobility. He was made president of Datacor (Atlantic) Inc. in 1996 and became president of NBTel interActive and General Manager of Export at NBTel in the next year. In 1998, he was appointed Vice President of

New Business Development.

Gary Donahee - Director

From 1986 to 2003, Mr. Donahee served in various capacities for Nortel Networks Corporation. Nortel Networks is a company that supplies communications technology and infrastructure to enable value-added internet protocol, or IP, data, voice and multimedia services that support the Internet and other public and private networks using wireline and wireless technologies whose common shares are registered pursuant to Section 12 of the Securities and Exchange Act of 1934. From 1986 to 1989, Mr. Donahee was Vice President, Human Resources, from 1989 to 1993, he was Senior Vice President, Corporate Human Resources, from 1993 to 1995, he was Senior Vice President and President Major Accounts, North America, from 1996 to 1998, he was Senior Vice President and President CALA Caribbean and Latin America, from 1998 to 1999, he was Senior Vice President and President Carrier Networks EMEA and from 1999 to 2003, Mr. Donahee was Executive Vice President and President the Americas. Mr. Donahee is also a director of Alaska Communications Systems Group Inc., a public company with a class of securities registered under the Securities Exchange Act of 1934. Mr. Donahee received his Bachelor of Arts, Education from the University of New Brunswick, completed his graduate studies at the University of Western Ontario and attended the Marketing Management Program at Stanford University. Mr. Donahee served as a director at various times on a number of the boards including Bell Canada, Advanced Network Systems and the American Heart Association.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.             any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.             any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.             being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.             being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on September 19, 2005 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of September 19, 2005, we had outstanding approximately 48,287,111 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
William H. Laird 2930 13th Ave. S.W. Salmon Arm, BC V1E 4N7	3,770,543 (2)	7.8%
William E. Krebs c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	3,598,585 (3)	7.5%
James J. Hutton c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	1,523,198 (4)	3.1%
Randy Buchamer c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	1,393,976 (5)	2.9%
Morgan Sturdy c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	605,769 (6)	1.3%
Donald A. Calder c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	325,000 (7)	**%
Robert Neal c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	325,000 (8)	**%
Gary Donahee c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	325,000 (9)	**%
David Raffa c/o 1400 - 1055 West Hastings Street Vancouver, BC V6E 2E9	325,000 (10)	**%
Directors and Executive Officers as a Group	8.421,528 (11)	17.26%

**           Less than 1%

(1)           Based on 48,287,111 shares of common stock issued and outstanding as of September 19, 2005. As of September 19, 2005, there were 912,500 exchangeable shares of Voice Mobility Canada Limited issued and outstanding which shares are exchangeable into shares of our common stock at any time with no additional consideration. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)           Includes 339,000 shares, which are owned by Mr. Laird's wife.

(3)           Includes 2,593,131 shares and 431,836 share purchase warrants owned by Margit Kristiansen, Mr. Krebs' wife. Includes 200,000 shares held in a self-directed registered retirement savings plan and 9,618 share purchase warrants. Also includes stock options to acquire an aggregate of 225,000 shares of our common stock.

(4)           Includes 512,500 exchangeable shares associated with the single share of Series A Preferred stock. Includes 36,778 shares, which are owned by Janis Gurney, Mr. Hutton's wife, over which Mr. Hutton disclaims beneficial ownership. Includes options to acquire an aggregate of 226,420 shares of our common stock exercisable within the next 60 days. Includes 110,000 shares held in a self-directed registered retirement savings plan.

(5)           Includes options to acquire an aggregate of 1,356,476 shares of our common stock and share purchase warrants to acquire an aggregate of 12,500 shares of our common stock exercisable within the next 60 days.

(6)           Includes options to acquire an aggregate of 375,000 shares of our common stock and share purchase warrants to acquire an aggregate of 76,923 shares of our common stock exercisable within the next 60 days.

(7)           Includes options to acquire an aggregate of 325,000 shares of our common stock exercisable within the next 60 days.

(8)           Includes options to acquire an aggregate of 325,000 shares of common stock exercisable within the next 60 days.

(9)           Includes options to acquire an aggregate of 325,000 shares of common stock exercisable within the next 60 days.

(10)          Includes options to acquire an aggregate of 325,000 shares of common stock exercisable within the next 60 days.

(11)          Includes 512,500 exchangeable shares exchangeable into 512,500 shares of our common stock, share purchase warrants to acquire an aggregate of 530,877 shares of common stock and options to acquire 3,482,896 shares of our common stock, all exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To date, one share of Series A preferred stock has been designated and is issued and outstanding and 666,667 shares of Series B preferred stock have been designated, of which nil are issued and outstanding. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could delay, defer or prevent a change of control of our company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Common Stock

Each stockholder is entitled to one vote for each share of common stock owned of record. The holders of shares of common stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors. Holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may determine. Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders will be distributed ratably among the holders of the shares outstanding at the time. Holders of our shares of common stock have no preemptive, conversion or subscription rights, and our shares of common stock are not subject to redemption. All our outstanding shares of common stock are fully paid and non-assessable.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Voice Mobility International, Inc. at December 31, 2004 and 2003 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Corporate Overview

We were incorporated on October 2, 1997 in the State of Nevada, under the name "Equity Capital Group, Inc.", and we are the successor to the voice service and related messaging business founded by Voice Mobility Inc. in 1993. On June 24, 1999, we changed our name to "Voice Mobility International, Inc." We have four wholly-owned subsidiaries: Voice Mobility Inc., which is a Canadian corporation incorporated on September 15, 1993; Voice Mobility (US) Inc., which is a Nevada corporation incorporated on April 6, 2000; Voice Mobility Canada Limited, which is a Canadian corporation incorporated on May 26, 1999; and VM Sub Limited, which is a Canadian corporation incorporated on May 26, 1999.

History

Our subsidiary, Voice Mobility Inc. was incorporated in 1993 under the name "WGT Teleserve Inc.", and was originally focused on providing enhanced telecommunications services such as voice mail, fax handling and Internet access to specific vertical markets. In the spring of 1997, we decided to shift focus and began developing a comprehensive enhanced messaging product. Early versions of our messaging products were subsequently released in 1998, 1999 and 2000.

In June 1999, the shareholders of Voice Mobility Inc. completed a reverse acquisition whereby Voice Mobility Inc. became a wholly owned subsidiary of our company. At that point we effectively commenced operations as a US company and our common stock was quoted on the OTC Bulletin Board under the symbol VMII. Between the period of June 1999 and December 2004, we raised approximately $20 million, mostly from private investors, to fund our development initiatives and operations.

In April 2001, we completed a $8.4 million (CDN$13 million) equity financing and subsequently began trading on the Toronto Stock Exchange in July under the symbol VMY.

Business Overview

We are engaged in the enhanced messaging area of the telecommunications market. We market and deploy next generation messaging solutions that provide enhanced messaging features and functionality while ensuring integration with or replacement of existing first generation voicemail messaging systems. Our enhanced messaging software suite:

- allows telecommunications companies to replace their aging legacy voicemail systems and incorporate incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services; or

- can serve as a first generation voice-mail and messaging system for telecommunications companies that do not have an existing voice-mail system, with the added capability of providing incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services.

Legacy voicemail systems are systems that use technology that is 10 to 15 years old. These legacy systems are incapable of being upgraded, or economically upgraded, to offer enhanced messaging services, like real time call connect, voicemail to email, fax to email services and unified mailbox services.

The enhanced messaging platform is a combination of our enhanced messaging software suite installed on Intel-based commercial-off-the-shelf computer hardware in the service provider's preferred configuration. We can provide our enhanced messaging software only, or we can provide a complete turnkey solution including complete hosting, hardware, system configuration, migration, operating support system integration and billing support system integration. In addition, customers may license one or more of the incremental services or choose to license our entire enhanced messaging software suite.

Our enhanced messaging software suite is designed to function on industry standard commercial-off-the-shelf computer hardware such as Intel processor-based computer servers. This allows our customers to utilize their computer hardware manufacturer of choice, obtain the latest technology and add complementary functionality quickly and cost effectively. Our enhanced messaging software suite also uses communication and digital-signal-processing boards from NMS Communications.

With the increased use of personal communication devices, such as cell phones, personal digital assistants (PDAs) and laptops, it has become a considerable challenge to manage the information retrieval process from these various devices. Users of these multiple communication devices are increasingly demanding a means of easily managing these devices in a time-saving manner. In addition, users are increasingly demanding instant access to voicemails, faxes and emails regardless of which communication device is available to them or their physical location at any point in time.

Our enhanced messaging software suite addresses all of these demands by:

- allowing users to access their voicemail messages, email messages and faxes at anytime, from any location, from a wide variety of devices;

- providing a speech interface which allows any speech recognition software to interface with our software application;

- allowing users to receive any type of communication regardless of its incoming format or medium (i.e. voicemails and faxes) into one unified mailbox with the ability to control, sort and prioritize all such messages;

- providing instant notification of all messages;

- allowing users to direct faxes to any fax machine; and

- providing users a single unified phone number which allows subscribers to merge all their wired and wireless communication devices, including cellular telephone, pager, fax, home and office numbers under that one number.

Our product offering is an enhanced messaging software solution through which telecommunications companies:

- can increase their revenues by increasing the services they can offer to their subscribers;

- can offer modern and technologically advanced messaging services to ensure that there is no loss of customers to competitors offering these enhanced services;

- can reduce their costs by replacing their old legacy voicemail systems and eliminating the additional costs of maintaining their existing voice mail systems; and

- can transition their customers from their old legacy voicemail systems to a new voicemail system with no disruption in service.

Telecommunication companies/carriers have been facing downward price pressure on services such as long distance, local telephone service and data service. To combat this downward price pressure, these telecommunication companies have usually introduced other revenue sources like call answer, call waiting, call display, internet access and packages of local and long distance calling. Our enhanced messaging software allows these telecommunication companies to create further sets of product/service offerings to allow them to increase or maintain their revenues.

Components of Our Enhanced Messaging Product Offering

Our enhanced messaging software suite includes the following core service features:

- legacy voicemail replacement;

- one number;

- voicemail to email;

- fax to email;

- a single unified mailbox;

- find-me and follow-me / real time call connect;

- call announce and call screening;

- message notification; and

- speech recognition integration.

Our legacy voicemail replacement feature allows a telecommunication company to replace existing voicemail systems currently being used by telecommunications companies. The first stage involves installing our enhanced messaging software and migrating any existing voicemail subscribers to our messaging system. Our messaging software has been designed to allow telecommunication companies to transition their subscribers between the telecommunication company's old system and the new system. We also have the ability to interface with existing "legacy" voice-mail systems, allowing for the transfer of messages between systems. Finally, we emulate legacy voicemail telephone systems, both in terms of interfaces and features. Once the legacy voicemail subscribers are transitioned to the new messaging system, the telecommunications company has the option of adding and selling one or more of the enhanced messaging features described below.

Our real time call connect feature allows subscribers to merge all their wired and wireless communication devices, including cellular telephone, pager, fax, home and office numbers, into a single unified phone number where they can be reached. Subscribers only have to provide this one phone number which lets them receive all their calls, faxes or voice messages, no matter how many different telephone, cell phone or fax numbers they use.

Our voicemail to email feature allows subscribers to receive voicemail messages through the subscriber's one number and have them delivered to one or more email mailboxes. This service gives the subscriber the ability to choose the method of retrieving voicemail messages, through email, email enabled wireless devices or more traditional retrieval methods (like over the telephone). Our software is also capable of providing voicemail notifications via pagers, short message service (SMS) devices or other wireless devices.

Our fax to email feature allows subscribers to receive faxes through the subscriber's one number and have them delivered to one or more email mailboxes. The subscriber then has the power to determine if and where the fax is printed. Our fax-to-email service converts faxes to email attachments, and allows subscribers to view them on-screen, print, save, or forward them. This functionality essentially eliminates the need for fax machines and/or dedicated fax lines, and it also minimizes the privacy concerns with respect to communal fax machines. Our software is also capable of providing fax mail notifications via pagers, short messaging service devices or other wireless devices.

Our single unified mailbox feature allows subscribers to retrieve, store and manage all of their messages. Our service is email neutral (meaning that it does not matter which email software a subscriber actually uses), so any email application on the market today can be configured as the subscriber's unified mailbox. In addition, subscribers are not forced to change their e-mail addresses.

Our find-me and follow-me feature allows a subscriber to program our service to locate them at up to five different telephone numbers according to the subscriber's personal preference. For example, they may divide their working time between the office and home. To be sure they do not miss any important calls, they could program the find-me and follow-me feature so that any incoming calls are directed first to their office, then to home and finally to their cell phone. The search numbers can be arranged in any desired order and can be changed as circumstances change.

Our call-announce and call-screening feature allows subscribers to identify the caller and then decide whether or not to answer a particular call or direct it to their unified mailbox. Our message notification feature notifies subscribers of new or urgent messages by voicemail, email, pager or any wireless device. Our speech recognition integration interface allows service providers to select their preferred speech recognition vendor as our enhanced messaging software can interface with all vendors specifications.

The enhanced messaging platform is a combination of our enhanced messaging software suite installed on Intel-based commercial-off-the-shelf computer hardware in the service provider's preferred configuration. We can provide our enhanced messaging software only, or, we, with our partner, can provide a complete turnkey solution including complete hosting, hardware, system configuration, migration, operating support system integration and billing support system integration. In addition, customers may license one or more of the incremental services or choose to license our entire enhanced messaging software suite.

For the year ended December 31, 2004, sales consisted of technical training and support services. For the year ended December 31, 2003, sales consisted of the recognition of deferred revenue from the prior year.

Pricing of Our Enhanced Messaging Software

We have customized pricing structures in place for strategic partners, system integrators and original equipment manufacturer (OEM) distributors that resell our enhanced messaging software to the telecommunication companies.

Target Market for Our Enhanced Messaging Software

Currently we are focussing on one primary adopter of our enhanced messaging software: telecommunication companies.

Telecommunication companies represent our target customer opportunity. "Tier I" telecommunication companies, defined to include providers of messaging services to 100,000 - 35,000,000 end users, in particular tend to have large existing installed bases of voicemail users. The customer base of many of these telecommunication companies using legacy voicemail systems continues to grow at a rate of between 10% and 30% per year as a result of the growth in the use of wireless telecommunication devices. Currently, the Tier I telecommunication companies are looking for methods to limit spending in legacy voicemail systems and methods to cost effectively implement enhanced messaging technology.

We believe that Tier I telecommunication companies will no longer be willing to invest in legacy systems which cannot be upgraded to offer enhanced messaging services and will therefore be required to replace such legacy systems. We also believe that their decision will be driven by the demand from current and potential subscribers that they offer and implement enhanced messaging technology services. We anticipate that some of these telecommunication companies will install our enhanced messaging software and migrate their current voicemail customers over to our enhanced messaging software without interruption in service. We then expect that these telecommunication companies would begin to incrementally market the value-added service available as part of our enhanced messaging software, such as our real time call connect, voicemail to email, fax to email and unified mailbox service offerings. To support our customers, we have developed significant research that identifies end users' perceptions of enhanced messaging features, their pricing tolerances and willingness to purchase such additional enhanced messaging features. With our research, we can assist these telecommunication companies in effectively marketing our enhanced messaging services to their current and potential customer base.

We currently believe that there may be further opportunities for the deployment of our enhanced messaging services through the consolidation presently occurring amongst telecommunications companies. As such telecommunications companies merge and consolidate, their customer base and technology will need to be consolidated and standardized and therefore we believe that there likely will be further opportunities and demand for our enhanced messaging software.

Marketing and Distribution Methods

The complexity of the current voicemail systems used by telecommunication companies requires not only a sound understanding of the systems capabilities but a thorough understanding of where and how these systems can interconnect with other systems. There are very few companies that have earned the trust of the largest telecommunication companies to deal directly with the systems and technologies that are fundamental to the basic business of a telecommunication company. These companies include large switch manufacturers and large system integrators and consultants. We recognize this reality and understand that these relationships have been forged over an extended period of time. As a result of these established relationships, we anticipate that telecommunication companies will purchase their technology directly from these "trusted" companies. We are therefore dedicated to building strategic relationships with these companies or system integrators. We anticipate that telecommunication companies will purchase our enhanced messaging software directly from these companies or system integrators. The company or system integrator will assist in installation, maintenance and support of our enhanced messaging software. We will play a supporting role to these companies, system integrators and original equipment manufacturer distributors. We intend to limit the number of relationships we enter into with such companies and systems integrators, distribution partners and original equipment manufacturer distributors. The key in this area of the business is the quality of the partner, not the quantity.

In June of 2004, we signed a comprehensive agreement with Avaya Inc. This agreement granted Avaya global exclusivity to our core messaging technology. This agreement covers a three-year term and defines specific performance based milestones. At the end of each year the exclusivity will either be extended or terminated based upon the achievement of the milestones.

Overall the relationship is progressing extremely well. Both companies have invested in ongoing development of the product and the combined marketing and sales team are exposing the product to key customers to create interest and awareness.

Avaya has unparalleled brand name in the carrier and enterprise marketplace. We are working together with Avaya to leverage that brand name to create interest and excitement about the offering in the service provider market. With many division and several thousand sales people and distribution partners, the greatest challenge lies in exposing our product offering to all potentially interested parties both inside of Avaya and its potential customers. In addition, a very unique utility-based business model has been introduced to the market that has received a great deal of attention and interest.

While there is resolute focus on helping Avaya get to market with the offering not only in the United States but also all over the world, we recognize that a broader group of channel partners may be required in order for maximum market penetration to be achieved.

We will also target original equipment manufacturer distributors who wish to include our enhanced messaging software as a component on a messaging system that they manufacture and distribute. The original equipment manufacturer distributor will be responsible for all selling, distribution, support and maintenance of our enhanced messaging software. The original equipment manufacturer distributor may sell the product directly to the telecommunication companies utilizing their own sales force and distribution network.

There are some target markets where our company has no specific representation through strategic partners, system integrators and original equipment manufacturer distributors. In these markets, we intend selling directly to the customer.

Key Strategic Partners

Avaya: Avaya is a global communication systems, applications services company that generated $5 billion in revenue last year. Avaya offers complete network management for enterprise customers. Avaya provides services to 90% of the FORTUNE 500 companies and to the US government. Avaya is a system integration partner and an original equipment manufacturer distributor of our enhanced messaging product. Avaya's service provider Managed Services Division will also provide a hosted turnkey solution to the market.

NMS Communications: NMS provides to us communication boards, software interfaces for their hardware solutions, and access to a broad range of resources for sales, marketing and development.

Service providers now have the ability to operate our software on Intel processor based hardware made and distributed by commercial-off-the-shelf computer hardware vendors such as IBM, DELL, HP and others. This provides our strategic partners and system integrators (many have strategic relationships with certain computer hardware vendors) and telecommunication companies with comfort that they can choose their preferred computer hardware on which to operate our enhanced messaging software.

International Markets

We believe international markets should offer us strong opportunities in the long-term. Mature markets are seeking replacement technologies to enhance and replace legacy voicemail systems that are reaching the end of their useful lives. Emerging markets are being fuelled by the very basic need for high performance and low cost telecommunications infrastructure.

We perceive a specific opportunity with telecommunications companies that are either introducing messaging services to their markets for the first time, or are seeking to supplant incumbent, aging, or manufacturer discontinued platforms with next generation technology that creates new revenue opportunities through the delivery of enhanced features and functionality.

We are targeting both incumbent and emerging telecommunications companies. We intend on forming relationships with original equipment manufacturers and systems integration partners in these international markets as a means to further expand and facilitate market penetration and the acquisition of market share. Key attributes of our enhanced messaging software that facilitate this expansion are the user-friendly interfaces, our multi-language support, and our broad support for many variants of telephony connectivity.

In 2004, we experienced interest from our international markets. As we continue to offer telecommunication companies seeking to cost-effectively replace legacy messaging systems with the opportunity to enhance and expand existing systems with the deployment of our enhanced messaging system, and by delivering an enhanced messaging system to companies initiating their first deployment of messaging services, we believe our presence in, and revenues from, non-North American markets will expand in the coming years.

See Note 4 to our consolidated financial statements for financial information by geographic area.

Competition

Well-established suppliers such as Lucent and Comverse currently dominate the Tier I telecommunication company messaging market. These competitors have provided voice mail services to both wired and wireless telecommunication companies since the early 1980's. In evaluating the competitive landscape, we believe our closest competitors are companies offering voicemail and enhanced messaging systems built to satisfy the high capacity and high resiliency needs of the telecommunications company environment. Lucent and Comverse are also developing legacy voicemail replacement products. In this segment, we have identified three primary competitors: Lucent, Comverse and IP Unity.

- Lucent is a well-entrenched supplier of voicemail systems to the Tier I telecommunications company market. Existing products include the Lucent Sierra and the Lucent IMA-CA. These products currently service 50% of the North American voicemail market. Its replacement product is the Lucent Anypath, a product built for the evolution from voicemail to unified messaging. Lucent is a large company headquartered in Murray Hills, New Jersey with 33,000 employees. The company has a portfolio stretching from switching, data networking, optical equipment and software, next-generation third generation (3G) mobility solutions, a network services organization - designing, engineering, installing, managing, monitoring and repairing some of the most sophisticated networks in the world, and the world-renowned Bell Labs.

- Comverse Technologies Inc. is a supplier of software and systems enabling enhanced communications services for telecommunication companies. Comverse is based in the United States with research and development facilities in Israel. Its customer base includes wireless and wired telecommunications companies worldwide. The company employs over 5000 employees, including 2000 dedicated to research and development. In 2001, the company announced unified messaging deals with several wireless service providers such as AT&T Wireless (US), T-Mobile (Germany), and Vodaphone (Portugal).

- IP Unity is a relatively new player to the unified messaging market. They offer a solution targeted at the internet providers / broadband providers in the market. Their strength lies in their ability to integrate and interface with voice-over IP networks. IP Unity is a private company and does not report its financials or company details.

All of our primary competitors and some of our other competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than us and have achieved greater name recognition for their existing products and technologies than we have. We cannot guarantee that we will be able to successfully increase our market penetration or our overall share of the basic voicemail and enhanced messaging marketplace. Our results of operations could be adversely impacted if we are unable to effectively increase our share of this market.

Our success depends in large part upon the rate at which Tier I telecommunication companies incorporate our products into their systems. If we are not successful in having our products used by the leading Tier I telecommunication companies, there will be a material adverse effect on our business, financial condition and results of operations.

No assurance can be given that our competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. We expect our competitors to offer new and existing products at prices necessary to gain or retain market share. Certain of our competitors have substantial financial resources, which may enable them to withstand sustained price competition or a market downturn better than us. There can be no assurance that we will be able to compete successfully in the pricing of our products, or otherwise, in the future.

Competitive Advantages

We compete on the basis of price and product completeness/performance. We believe we have a number of competitive advantages over our competitors as follows:

- our business and pricing models are designed to set a new expectation in the market for price and flexibility;

- our enhanced messaging software provides the same features and functionality as current voicemail solutions but offers additional value-added messaging features;

- our system provides a lower cost of ownership to the telecommunication companies as they no longer have to make a substantial investment in maintaining, upgrading or replacing their legacy voicemail systems;

- we have developed a series of migration options designed to migrate large blocks of mailboxes from legacy voicemail systems while ensuring that our software can also emulate features and interfaces of the legacy voicemail systems; and

- our enhanced messaging software platform is designed to accommodate and support more users while also satisfying the stringent availability requirements of the telecommunication companies.

Our enhanced messaging software provides all of the following features:

- legacy voicemail replacement;

- one number;

- voicemail to email;

- fax to email;

- a single unified mailbox;

- find-me and follow-me / real-time call connect;

- call announcement and call screening;

- message notification;

- speech recognition integration.

We are not aware of any competitor that has developed a messaging solution that provides all of these features, that incorporates the ability to emulate existing voicemail technology, provides advanced unified communications features and capabilities and provides migration options from legacy voicemail systems at a lower total cost of ownership.

Industry Description

The telecommunication industry is slowly realizing that it is currently utilizing aging technology to provide voice-messaging services. This technology dates back to older voicemail systems developed in the 1980s and is in need of replacement. We believe that the telecommunications companies realize that these older systems require replacement and are currently looking for next generation messaging platforms and solutions that will allow them to bring to market new product offerings that are being demanded by the marketplace. In particular, Tier 1 telecommunications companies, incumbent telephone companies, are moving towards decisions regarding replacement of legacy voice mail systems. Part of the reason for this is the current and expected demands of businesses and individuals to better manage their various communications devices. Market drivers include subscriber demand for new services, telecommunications companies demand for lower priced technology and manufacturer discontinuances of existing voice messaging technology.

Currently, the market is being serviced by legacy voicemail systems, and with a small number of carriers offering enhanced messaging features and functionality. These telecommunications companies who are offering these features are having limited success in deployment and penetration. There are very few telecommunications companies offering new features to date despite all such companies expressing interest in offering such enhanced features. The largest barrier is the migration of voicemail subscribers from the aging legacy voicemail technology to new enhanced messaging technology. Being able to complete this migration in a cost effective and non-disruptive manner to existing customers is of top priority for the entire telecommunications industry.

Operating telecommunications companies are extremely protective of current revenue streams. They are also reluctant to move to newer technology until the value of doing so can be proven. While newer technologies have proven to be less costly from an operations perspective the inertia of these legacy voicemail systems will not fully be overcome until:

- it is abundantly clear that new features have considerable end user demand;

- it has been proven that the new features can command an attractive price point;

- vendors can demonstrate that they can build platforms which allow access to new revenue without disrupting current revenue; and

- it is clear that IP based initiatives such as VoIP (voice over internet protocal) will require equipment changes.

All of these prerequisites are in place now in many telecommunications companies to a lesser or greater degree. The overall expenditures for voice messaging systems in the next several years are expected to increase. This expected increase in spending is partly due to the lack of investment over the last several years and partly due to the fact that many telecommunications companies are evolving their networks to VoIP (voice over internet protocal) and other relevant next generation technology infrastructure.

Significant Customers

In order to broaden and diversify our potential customer base, we have been seeking out strategic partners to assist with the sales and marketing of our products. We have been in contact with several potential strategic partners and have entered into a system integration agreement, and an OEM (original equipment manufacturer) sales agreement with Avaya Inc.

Research and Development

Our research and development team is primarily located in our facility located in Victoria, British Columbia, Canada. The research and development team also has a research analyst located in an office at the TARA (Telecom Applications Research Alliance) facility in Halifax, Nova Scotia, Canada. Our research and development team designs, develops, tests, documents, and localizes our enhanced messaging product. The research and development team's feature and release direction is governed by all strategic product stakeholders. Each feature is detailed in written business requirements created by our business requirements team. A change control board also directs the lower level problems and enhancements for all other development work.  Releases are coordinated with our marketing, sales, and system integration/partner support departments to ensure timely delivery of the grouped features to our partners, clients, and ultimately our target market. Appropriate technology is chosen for all work after performing a technical analysis of each requested feature and also ensuring a match for that release's system requirements. All development work is carried out with reviews and decision gates as part of an overall product development process. The research and development team follows industry best practices for software engineering and encourages continuous process improvement. Research and development expenses for the years ended December 31, 2004 and 2003 were $760,810 and $725,456 respectively.

Intellectual Property

We rely on trade secrets to protect our intellectual property. We do not have any registered patents, trademarks, or copyrights. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information. We do not have and do not intend to apply for patents on our products. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection may be out of date by the time the patent is granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of August 31, 2005, we employed 18 people, 3 of who are engaged in marketing and sales, 11 in research, development and support, and 4 in management and administration. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent.

Background and Recapitalization

Our predecessor company, Voice Mobility Inc., was incorporated in 1993, as a British Columbia corporation. In December 1997, the shareholders of Voice Mobility Inc. entered into a transaction with Acrex Ventures Ltd., an inactive company listed on the Vancouver Stock Exchange with no business operations, through which the Voice Mobility Inc. business plan would be financed. Prior to entering into the agreement with Voice Mobility Inc., Acrex had approximately 150 shareholders, excluding participants in certain Acrex private placements discussed below.

The proposed transaction with Voice Mobility Inc. was intended to be a "reverse takeover" by Voice Mobility Inc., and characterized as a recapitalization of Voice Mobility Inc. for accounting purposes.

Between December 1997 and March 1999, Acrex consummated a series of four private placements undertaken in Canada, raising an aggregate of $1.4 million (CDN$2,022,500). In each private placement, investors were offered units in the capital of Acrex consisting of Acrex common shares and warrants to acquire Acrex common shares. Pending regulatory approval and finalization of the transaction between Acrex and Voice Mobility Inc., the net proceeds of such private placements of approximately $1.26 million were loaned to Voice Mobility Inc. to fund research and development activities, operations, and working capital.

On August 30, 1998, Acrex applied to the Vancouver Stock Exchange to approve its acquisition of Voice Mobility Inc. as the basis for its first business operations. However, by March 31, 1999, the application had not been approved by the Vancouver Stock Exchange, being still in process, and the share acquisition agreement between Acrex and the Voice Mobility Inc. shareholders expired. Because of these continuing delays, management of Acrex and Voice Mobility Inc. decided to pursue other sources of financing to expedite the strategy.

Thus, in March 1999, as an alternative to financing Voice Mobility Inc.'s business plan through Acrex, the directors and certain principals and shareholders of Voice Mobility Inc. and Acrex initiated discussions with Equity Capital Group, Inc., an unrelated Nevada corporation with its common shares quoted on the OTC Bulletin Board. The discussions were focused on structuring a transaction in which the combined shareholders of Voice Mobility Inc. and Acrex and the investors in the Acrex private placements would acquire control of Equity Capital. Because the Acrex private placements contemplated the combination of Voice Mobility Inc. and the financing of Voice Mobility's business plan, the principals of Voice Mobility Inc. and Acrex effectively worked in concert as the effective shareholder or "stakeholder" group implementing the Voice Mobility business plan and the proposed reverse takeover. Further, the three directors controlling Voice Mobility Inc., were also directors of Acrex and effectively controlled the board of directors of Acrex.

Equity Capital's acquisition of Voice Mobility Inc. was intended to mirror Acrex's application to the

Vancouver Stock Exchange in August 1998 to provide the investors in the Acrex private placements with essentially the same economic position in Equity Capital as they would have expected in the acquisition of Voice Mobility Inc. by Acrex. This would be accomplished by mirroring the capital structure of Equity Capital to the proposed capital structure of Acrex as proposed to the Vancouver Stock Exchange. Thus, the number of common shares and warrants of Equity Capital which each investor in the Acrex private placements would receive was intended to mirror the number of shares and warrants to have been received in the form of units of Acrex.

On April 1, 1999, certain principals of Voice Mobility Inc. took the first steps to implement the Voice Mobility business plan through Equity Capital by entering into a stock purchase agreement with Equity Capital and its majority shareholder to acquire an aggregate of 8,418,000 common shares of Equity Capital, representing over 90% of the outstanding common stock of Equity Capital for a cash purchase price of $200,000. Of such 8,418,000 shares, 8,293,000 shares were newly issued shares and 125,000 shares were acquired from Equity Capital's majority shareholder. The $200,000 purchase price was placed in trust with Equity Capital's attorney subject to the closing of Equity Capital's acquisition of Voice Mobility Inc. (which was consummated on June 24, 1999 as described below) and other conditions. Among others, the April 1, 1999 agreement also contemplated that Equity Capital would be an inactive corporation, with no assets or liabilities. From April 1999 to June 24, 1999, Equity Capital completed the assignment of its remaining assets and liabilities to Pioneer Growth Corporation, an unrelated third party. The 8,418,000 shares of Equity Capital were held in trust by attorneys-in-fact for the purchasers subject to the closing of the acquisition of Voice Mobility Inc.

Following April 1, 1999, the original shareholders of Voice Mobility Inc. were advised that they could face significant Canadian income tax liability as a result of a cross-border transaction with the U.S. entity Equity Capital. The shareholders of Voice Mobility Inc. immediately thereafter began to seek legal counsel and tax advisors with sufficient professional experience in such dealings. It took some time to find and retain qualified securities counsel and tax accountants with experience in such transactions. Once the tax accountants and securities lawyers were consulted it was determined that the most effective means of minimizing personal Canadian taxes for the Voice Mobility Inc. shareholders and to comply with Canadian tax legislation, required the formation of a new corporation, Voice Mobility Canada Limited, as a wholly-owned subsidiary of Equity Capital. The formation of Voice Mobility Canada took time to complete because certain special share rights had to be properly structured and drafted, various name searches needed to be conducted, and the company needed to be incorporated and capitalized.

Thus, on June 24, 1999, Equity Capital, through its newly created wholly-owned subsidiary, Voice Mobility Canada, acquired 100% of the outstanding common shares of Voice Mobility Inc. In such acquisition, the shareholders of Voice Mobility Inc. exchanged their shares of Voice Mobility Inc. for 6,600,000 exchangeable shares of Voice Mobility Canada. Each Voice Mobility Canada exchangeable share is exchangeable for one of our company's common shares at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and is entitled to the same voting, dividend and other rights as one of our common shares. In addition, a share of preferred voting stock was issued to the transfer agent in trust for the holders of the Voice Mobility Canada exchangeable shares, to provide a mechanism for holders of the Voice Mobility Canada exchangeable shares to exercise their voting rights. We consider each exchangeable share as equivalent to a share of its common stock. Concurrent with this transaction, Equity Capital changed its name to Voice Mobility International, Inc.

Following the completion of the acquisition of Voice Mobility Inc., on July 1, 1999, the $200,000 purchase price for the 8,418,000 common shares of Equity Capital was released by Equity Capital's attorney.

Following completion of the acquisition of Voice Mobility Inc., we took the next steps in fulfilling Acrex's obligations to its investors under the Acrex private placements. The 8,418,000 shares of Equity Capital held by the attorneys-in-fact were issued as follows: 5,010,907 shares were issued to the Acrex private placement investors, with each of the Acrex private placement investors allowed to participate in such offering substantially pro rata in relation to their participation in Acrex; 2,256,093 shares were issued to certain original shareholders of Acrex; 101,000 shares were issued to an original shareholder of Voice Mobility Inc.; and 1,050,000 shares were issued to certain finders and outside professional advisors who assisted in the consummation of the combined transaction.

On June 30, 1999, we completed our undertaking to fulfill Acrex's obligations to our investors under the Acrex private placements by issuing warrants to acquire an aggregate of 4,793,000 shares of our common stock to the investors in the Acrex private placements. Such warrants were issued to the investors substantially pro rata to the number of warrants the investors were to have received in each of the Acrex private placements, at the same exercise prices, as adjusted for the currency translation from Canadian dollars to U.S. dollars. Thus, upon completion of transactions, the original investors in the Acrex private placements received, in the aggregate through the April 1999 offering of common stock and the June 1999 offering of warrants, substantially the equivalent economic terms in the form of our company's common stock and warrants, which they would have received in the Acrex Units. As a result, Acrex discharged its obligations under the private placements.

Upon completion of such transactions at June 24, 1999, the stakeholders in Voice Mobility and Acrex (consisting of the original shareholders of Voice Mobility Inc. (43%), certain shareholders of Acrex (15%), and the investors in the Acrex private placement (32%) held approximately 90% of the capital stock of our company, thereby constituting a recapitalization of Voice Mobility Inc. through the acquisition of Equity Capital.

Reports to Security Holders

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

We are engaged in the development and sales and marketing of unified voice messaging software through our wholly-owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. Our enhanced messaging software suite allows for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium.

During the years ended December 31, 2004 and 2003, we implemented a series of restructuring plans in an effort to reduce our expenses and monthly burn rate. The restructuring plans consisted primarily of a reduction in employees in all areas of our operations, a reduction in our office space from 5,000 s.f. to 2,000 s.f. (saving rent of $2,000 (CDN$3,000) per month) by relocating our offices to our new premises in Burnaby, British Columbia, a reduction in the size of our office space in Victoria, British Columbia and by a significant reduction in the utilization of consultants.

During the year ended December 31, 2004, we shifted our sales model from a direct sales model to a channel partner model. A channel partner is a party who will purchase our product for resale to telecommunication companies. This fundamentally shifted the way our company was structured. Instead of selling and supporting the customer directly, we will utilize the channel partner to conduct the sales and support activities for our enhanced messaging software. This shift in our structure allowed us to reduce expenses in the areas of support and training.

We reduced the number of employees by eight and we reduced expenses across the company after a comprehensive review of our expenditures. This allowed us to stretch the funds we received through equity and debt financing to execute on our business plan.

Results of Operations for the Three-Month Periods ended June 30, 2005 and June 30, 2004

Sales

Sales for the three-month period ended June 30, 2005 were $29,255, compared to $nil for the three-month period ended June 30, 2004. Sales for the three-month period ended June 30, 2005 were from recognition of deferred revenue related to One1Voice Solutions Inc. of $11,755 and technical training and support services provided to Avaya, our channel partner of $17,500.

We have shifted our sales approach from direct sales to sales through channel partners. During the three-month period ended June 30, 2005, our focus was to establish and develop a relationship with a channel partner that would provide us with opportunities for sales to Tier I telecommunication companies. We have not generated any product sales through channel partners to date.

Cost of sales

Cost of sales were $3,248 and $nil for the three-month period ended June 30, 2005 and 2004 respectively. Cost of sales for the three-month period ended June 30, 2005 was related to personnel, travel and accommodation expenses incurred while providing technical training and support services to Avaya.

Operating Expenses

Total operating costs for the three-month period ended June 30, 2005 were $555,555 compared to $1,923,341 for the three-month period ended June 30, 2004. The decrease in total costs of $1,367,786, or 71%, was primarily attributable to the issuance of Class V warrants to Avaya in June 2004. During the three-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya. The remaining decrease in total costs was attributable to decreases in amortization of property and equipment, professional fees and facility costs.

Sales & Marketing

Our sales and marketing costs consist primarily of personnel, advertising, promotions, public relations and business development. Total costs were $117,019 and $1,287,740 for the three-month periods ended June 30, 2005 and June 30, 2004 respectively, representing a decrease of $1,170,721 or 91%.

The decrease of $1,170,721 in sales and marketing expense was primarily attributed to the issuance of Class V warrants to Avaya in June 2004. During the three-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya.

Research and Development

Our research and development costs consist primarily of personnel, data and voice transmission, and related facility costs. Our research and development costs were $191,874 and $184,306 for the three-month periods ended June 30, 2005 and June 30, 2004 respectively, representing an increase of $7,568 or 4%. The increase of $7,568 is primarily a result of an increase in data and voice transmission costs and related facility costs.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $246,662 and $451,295 for the three month periods ended June 30, 2005 and June 30, 2004 respectively, representing a decrease of $204,633 or 45%. The decrease is primarily attributed to a decrease in overall professional fees and legal costs. During the three-month period ended June 30, 2004, we paid CDN$150,000 in cash and issued 187,500 shares of our common stock valued at $112,500 related to a settlement agreement with a former employee. These costs also reflect stock option compensation cost of $nil and $8,485 for the three-month periods ended June 30, 2005 and 2004 respectively.

Interest Expense

Our interest expense was $181,895 and $155,035 for the three-month period ended June 30, 2005 and 2004 respectively. The interest expense for the three-month period ended June 30, 2005 includes the amortization of the debt discount on the Series C and D promissory notes of $43,205 (Cdn$53,743), and the amortization of the 15% repayment premium of the Series D promissory note of $6,699 (Cdn$8,333) issued in September 2003. The interest expense for the three-month period ended June 30, 2004 includes the amortization of the debt discount on the Series C and D promissory notes of $39,540 (Cdn$53,743) and the amortization of the 15% repayment premium of the Series D promissory note of $6,131 (Cdn$8,333) issued in September 2003. The remaining interest expense for the three-month period ended June 30, 2005 and 2004 consist of the stated interest rate on the principal amount of the then outstanding promissory notes.

Income Taxes

For financial statement purposes, we have recognized a valuation allowance equal to deferred tax assets, which includes net operating loss carry forwards, for which realization is uncertain.

Net Loss

Our net loss was $708,934 and $2,077,924 for the three-month period ended June 30, 2005 and 2004 respectively. The primary reason for the decrease in net loss is due to the issuance of Class V warrants to Avaya in June 2004. During the three-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya. The remaining decrease was attributable to decreases in amortization of property and equipment, professional fees and data and voice transmission costs and related facility costs.

Since inception through June 30, 2005, we have incurred aggregate net losses of approximately $41.6 million. The losses were primarily incurred as a result of our focus on the development and testing of our product and the marketing of our product. We have moved our focus from the development of our product and we are now in a position to focus on the sales of our product and we believe that we will continue to incur losses until we generate sufficient revenues to cover all of our operating expenses. Because we are uncertain as to the rate at which telecommunications companies will replace their legacy voicemail systems with technology like our enhanced messaging product, we cannot accurately predict when we will be able to generate revenues which will exceed our ongoing operating expenses.

Results of Operations for the Six-Month Periods ended June 30, 2005 and June 30, 2004:

Sales

Sales for the six-month period ended June 30, 2005 were $29,255, compared to $nil for the six-month period ended June 30, 2004. Sales for the six-month period ended June 30, 2005 were from recognition of deferred revenue related to One1Voice Solutions Inc. of $11,755 and technical training and support services provided to Avaya, our channel partner of $17,500.

We have shifted our sales approach from direct sales to sales through channel partners. During the six-month period ended June 30, 2005, our focus was to establish and develop a relationship with a channel partner that would provide us with opportunities for sales to Tier I telecommunication companies. We have not generated any product sales through channel partners to date.

Cost of sales

Cost of sales were $3,248 and $nil for the six-month period ended June 30, 2005 and 2004 respectively. Cost of sales for the six-month period ended June 30, 2005 was related to personnel, travel and accommodation expenses incurred while providing technical training and support services to Avaya.

Operating Expenses

Total operating costs for the six-month period ended June 30, 2005 were $1,032,062 compared to $2,534,025 for the six-month period ended June 30, 2004. The decrease in total costs of $1,501,963, or 59%, was primarily attributable to the issuance of Class V warrants to Avaya in June 2004. During the six-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya. The remaining decreases in total costs were attributable to decreases of amortization of property and equipment, professional fees and facility costs.

Sales & Marketing

Our sales and marketing costs consist primarily of personnel, advertising, promotions, public relations and business development. Total costs were $193,155 and $1,448,882 for the six-month periods ended June 30, 2005 and June 30, 2004 respectively, representing a decrease of $1,255,727 or 87%. The decrease of $1,255,727 in sales and marketing expense was primarily attributed to the issuance of Class V warrants to Avaya in June 2004. During the six-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya. The remaining decrease in sales and marketing expenses were attributable to decreases in personnel costs.

Research and Development

Our research and development costs consist primarily of personnel, data and voice transmission, and related facility costs. Our research and development costs were $400,783 and $392,074 respectively for the six-month periods ended June 30, 2005 and June 30, 2004 respectively, representing an increase of $8,709 or 2%. The increase of $8,709 is primarily a result of an increase in data and voice transmission, and related facility costs.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $438,124 and $693,069 for the six month periods ended June 30, 2005 and June 30, 2004 respectively, representing a decrease of $254,945 or 37%. These costs reflect employee stock option compensation cost of $nil and $10,568 for the six-month periods ended June 30, 2005 and 2004 respectively.

The decrease of $244,377 (net of stock based compensation) is a result of a decrease in legal and professional fees. During the three-month period ended June 30, 2004, we paid CDN$150,000 in cash and issued 187,500 shares of our common stock valued at $112,500 related to a settlement agreement with a former employee.

Interest Expense

Our interest expense was $359,732 and $317,301 for the six-month period ended June 30, 2005 and 2004 respectively. The interest expense for the six-month period ended June 30, 2005 includes the amortization of the debt discount on the Series C and D promissory notes of $87,005 (Cdn$107,486), and the amortization of the 15% repayment premium of the Series D promissory note of $13,491 (Cdn$16,667) issued in September 2003. The interest expense for the six-month period ended June 30, 2004 includes the amortization of the debt discount on the Series C and D promissory notes of $80,319 (Cdn$107,486) and the amortization of the 15% repayment premium of the Series D promissory note of $12,454 (Cdn$16,667) issued in September 2003. The remaining interest expense for the six-month period ended June 30, 2005 and 2004 consist of the stated interest rate on the principal amount of the then outstanding promissory notes.

Income Taxes

For financial statement purposes we have recognized a valuation allowance equal to deferred tax assets, which includes net operating loss carry forwards, for which realization is uncertain.

Net Loss

Our net loss was $1,362,773 and $2,850,809 for the six-month period ended June 30, 2005 and 2004 respectively. The primary reason for the decrease in net loss is due to the issuance of Class V warrants to Avaya in June 2004. During the six-month period ended June 30, 2004, we recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V warrants issued to Avaya. The remaining decrease was attributable to decreases in amortization of property and equipment, personnel costs and in legal and professional fees.

Since inception through June 30, 2005, we have incurred aggregate net losses of approximately $41.6 million. The losses were primarily incurred as a result of our focus on the development and testing of our product and the marketing of our product. We have moved our focus from the development of our product and we are now in a position to focus on the sales of our product and we believe that we will continue to incur losses until we generate sufficient revenues to cover all of our operating expenses. Because we are uncertain as to the rate at which telecommunications companies will replace their legacy voicemail systems with technology like our enhanced messaging product, we cannot accurately predict when we will be able to generate revenues which will exceed our ongoing operating expenses.

Results of Operations for the fiscal years ended December 31, 2004 and December 31, 2003

Sales

Sales for the fiscal year ended December 31, 2004 were $12,981 compared to sales of $57,967 for the fiscal year ended December 31, 2003, representing a 78% decrease. Sales for the fiscal year ended December 31, 2004 were from technical training and support services provided to Avaya. Sales for the fiscal year ended December 31, 2003 were from recognition of deferred revenue in relation to support services from prior periods. Sales to Avaya comprised 100% of the revenue for the fiscal year ended December 31, 2004. Sales to two customers comprised 74% of revenue for the fiscal year ended December 31, 2003. For the fiscal year ended December 31, 2004, we derived 100% of our sales from our Canadian operations (74% for the fiscal year ended December 31, 2003) and nil% from sales from our U.S. operations (26% for the fiscal year ended December 31, 2003).

During the fiscal year ended December 31, 2004, we generated sales through technical training and support services. We have shifted our sales approach from direct sales to sales through channel partners. During the fiscal year ended December 31, 2004, our focus was to establish and develop a relationship with a channel partner that would provide us with opportunities for sales to Tier I telecommunication companies. We have not generated any sales through channel partners to date.

Cost of sales

Cost of sales were $5,683 and $nil for the fiscal years ended December 31, 2004 and 2003 respectively. Cost of sales for the fiscal year ended December 31, 2004 was related to travel and accommodation expenses incurred while providing technical training and support services to Avaya. We did not incur any cost of sales for the fiscal year ended December 31, 2003 as all revenue earned in the year was recognized deferred revenue.

Operating Expenses

Total operating costs for the year ended December 31, 2004 were $3,539,439 compared to $2,898,909 for the previous year. The increase in total costs of $640,530, or 22%, was primarily attributable to the sales and marketing expense relating to the issuance of Class V Warrants to Avaya. We issued the warrants as part of an amended master license agreement executed in June 2004. As part of the agreement, we granted 6,000,000 Class V Warrant to Avaya of which 2,000,000 vested immediately. We recorded $1,169,591 in sales and marketing expenses for the fair value of the 2,000,000 exercisable Class V Warrants issued. This increase in sales and marketing expense was partially offset by the decrease in general and administrative expenses.

Sales & Marketing

Our sales and marketing costs consists primarily of Avaya business development services, personnel, advertising, promotions, public relations and business development. Total costs were $1,652,303 and $665,801 for the fiscal years ended December 31, 2004 and December 31, 2003 respectively representing an increase of 148% in sales and marketing costs.

The increase of $986,502 in sales and marketing expense between the fiscal years ended December 31, 2004 and 2003 is a result of a combination of an increase in sales and marketing related to the issuance of Class V Warrants to Avaya of $1,169,591 and the decrease in overall investor relations of $24,000, salaries of $122,000 and severance expense of $17,000.

Research and Development

Our research and development costs consist primarily of personnel, data and voice transmission, and related facility costs. Our research and development costs were $760,810 and $725,456 for the fiscal years ended December 31, 2004 and 2003 respectively, representing an increase of $35,354 or 5%. The increase of $35,354 is primarily a result of an increase in data and voice transmission and related facility costs.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $1,126,326 and $1,507,562 for the fiscal years ended December 31, 2004 and 2003 respectively, representing a decrease of $381,236 or 25% in our general and administrative costs. These costs reflect employee stock option compensation cost of $14,061 and $60,062 for the fiscal years ended December 31, 2004 and 2003 respectively.

The decrease of $335,235 (net of stock based compensation) is a result of a combination of a decrease in the amortization of property and equipment of approximately $551,062 due to the increase in fully amortized assets during the year and an increase in legal and professional fees due to a settlement agreement with a former employee whereby we paid $118,397 (CDN$150,000) in cash and issued 187,500 shares of our common stock valued at $112,500.

Interest Expense

Our interest expense was $706,176 and $629,043 for the fiscal years ended December 31, 2004 and 2003 respectively. The interest expense for the fiscal year ended December 31, 2004 includes the amortization of the debt discount on the Series C and D promissory notes of $166,077 (CDN$214,971), the embedded beneficial conversion feature of $32,000 related to the Series F convertible promissory note and the amortization of the 15% repayment premium of the Series D promissory note of $25,752 (CDN$33,333) issued in September 2003. The interest expense for the fiscal year ended December 31, 2003 includes the amortization of the 15% repayment premium of $242,230 (CDN$318,750) on the Series A and B promissory notes, which were issued between June 2002 and May 2003. The remaining interest expense for the fiscal years ended December 31, 2004 and 2003 consist of the stated interest rate on the principal amount of the then outstanding promissory notes.

Loss on Debt Restructuring

For the fiscal year ended December 31, 2003, we recorded a $241,636 loss on debt restructuring as described more fully in Note 6 to the audited consolidated financial statements.

Income Taxes

At December 31, 2004, we have $6,971,000 United States tax net operating losses that expire in the years 2019 through to 2023. As at December 31, 2004, we have Canadian tax net operating losses of approximately $20,450,000 that will expire in the years 2005 through 2011. Non-capital losses of our Canadian operating subsidiary Voice Mobility Inc., are restricted by Canadian Income Tax law and may not be available entirely for use in future years pursuant to Section 111(4) of the Canadian Income Tax Act.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For fiscal years ended December 31, 2004 and 2003 respectively, we recognized a valuation allowance equal to deferred tax assets for which realization is uncertain.

Net Loss

Our net loss was $4,235,958 and $3,711,616 for the fiscal years ended December 31, 2004 and 2003 respectively. The primary reason for the increase in net loss is due to the sales and marketing expense related to the issuance of Class V Warrants to Avaya. We recorded $1,169,591 in sales and marketing expenses for the fair value of the exercisable Class V Warrants issued to Avaya. The increase in sales and marketing expense was partially offset by the decrease in general and administrative expenses.

Since inception through December 31, 2004, we have incurred aggregate net losses of $40.2 million. The losses were primarily incurred as a result of our focus on the development and testing of our product and the marketing of our product. We have moved our focus from the development of our product and we are now in a position to focus on the sales of our product and we believe that we will continue to incur losses until we generate sufficient revenues to cover all of our operating expenses. Because we are uncertain as to the rate at which telecommunications companies will replace their legacy voicemail systems with technology like our enhanced messaging product, we cannot accurately predict when we will be able to generate revenues which will exceed our ongoing operating expenses.

Liquidity and Capital Resources

As of June 30, 2005, we had $2,931,058 in cash and cash equivalents and a working capital deficiency of $3,700,848.

Operating Activities

Our operating activities resulted in net cash outflows of $1.0 million for the six-month period ended June 30, 2005. Our operating activities resulted in net cash outflows of $2.3 million for the fiscal year ended December 31, 2004. The operating cash outflows for these periods resulted from investments in research and development and sales and marketing, which led to operating losses in all periods.

Investing Activities

Investing activities resulted in net cash outflows of $nil for the six-month period ended June 30, 2005. Investing activities resulted in net cash outflows of $109,079 for the fiscal year ended December 31, 2004. During the fiscal year ended 2004, we received proceeds of $8,963 from the sale of property and equipment and spent $118,042 on property and equipment purchased during the period. The investing activities in fiscal 2004 were limited due to our cash conservation plans. At June 30, 2005, we did not have any material commitments for future capital expenditures.

Financing Activities

Financing activities resulted in net cash inflows of $3.4 million for the six-month period ended June 30, 2005 from the issuance of common shares and share purchase warrants in a private placement transaction in June

2005 and the issuance of Series H promissory notes in April and May 2005.

Financing activities resulted in net cash inflows of $2.9 million for the fiscal year ended December 31, 2004 from the issuance of common shares and share purchase warrants in several private placement transactions, the issuance of Series F and G promissory notes, and the exercise of certain outstanding share purchase warrants and options.

Debt Obligations

On September 19, 2005, we extended the maturity dates on approximately Cdn.$6.4 million of short term debt to December 31, 2009 and included a provision which provides for the scheduled repayment of these debts based upon a certain percentage of our earnings before interest, tax, depreciation and amortization.

Innovatia Inc. Promissory Note Payable

On December 28, 2001, we issued to Innovatia a promissory note in the amount of $1,707,989 (Cdn$2,720,142) of which $2,351,691 (CDN$2,881,762) of principal and accrued interest is outstanding at June 30, 2005. The promissory note bears interest at prime plus 1% (prime rate at June 30, 2005 was 4.25%) and is repayable in quarterly installments until repaid in full. The amount payable each quarter is the lesser of $184,983 (Cdn$226,678) and 40% of the net aggregate amount of invoices issued by our company to Aliant and its subsidiaries in the quarter.

After December 31, 2004, any current or future amounts due in accordance with the quarterly repayment schedule are only payable in common shares and the number of common shares payable, if any, is determined by dividing the amount payable by Cdn$1.56. As at June 30, 2005, the current portion due on the promissory note is $375,919 (CDN$460,651) and this amount is payable only by the issuance of 295,289 common shares. Notwithstanding, we have the option at any time and from time to time to prepay in cash, common shares or a combination thereof, the whole or any portion of the remaining non-current balance. If we elected to prepay by common shares, then 500,000 of the common shares will be valued at the lesser of the market price of our common shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other common shares issuable to repay the debt is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued. As at June 30, 2005, the non-current portion of the promissory note eligible for prepayment is $1,975,772 (CDN$2,421,111) and if we elected to prepay this amount with the issuance of common shares then as at July 1, 2005, this would result in the issuance of 2,421,111 common shares.

As at June 30, 2005, if we made the election to settle the entire principal and interest outstanding with the issuance of common shares, this would result in the issuance of 2,716,400 shares of our common stock. We are required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. We have obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. We will need to obtain further shareholder and regulatory approval to issue common shares to settle the remaining balance of the promissory note. In the event such shareholder and regulatory approval is not obtained, the promissory note will be payable only in cash.

We believe Innovatia has not complied with the terms of its development and license agreements that gave rise to the promissory note debt obligation and as a result we have corresponded with Innovatia to resolve the matter.

We continue to accrue interest; however, there has been no activity in terms of repayment of the promissory note since March 2002.

Trends and Uncertainties

Our ability to generate revenues in the future is dependent on when telecommunication companies will replace their legacy voicemail systems and implement new technology, like our enhanced messaging software. We cannot predict when telecommunication companies will adopt such technology and this causes some uncertainty with respect to the growth of and our ability to generate revenues.

The continued downturn in the telecommunications industry is causing some telecommunications companies to delay making any capital expenditures in connection with replacing their legacy voicemail systems. If telecommunication companies delay their capital expenditures, then the generation of our revenues could also be delayed.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the year ended December 31, 2005, however, we have completed a private placement transaction for net proceeds of $3.1 million in June 2005, a private placement transaction for net proceeds of $106,306 (Cdn$128,800) in August, 2005 and we extended the maturity date of $6.4 million of the Series C, D, E, F, G and H promissory notes. Management does not anticipate the need to raise additional capital to fund operations over the next twelve months. However, if conditions change outside of management’s expectations, we will need to raise additional capital.

We would raise the capital required to satisfy our needs primarily through the sale of our equity securities or debt.

We currently anticipate that we will generate revenues in the long-term as we increase our sales and marketing activities and our software gains acceptance from Tier 1 telecommunications companies. We have implemented significant cost reductions and expect to keep our operating costs to a minimum until cash is available through financing or operating activities. Based on current projections, we anticipate product revenues from Tier I telecommunications providers in 2005 generated through the replacement of legacy voicemail systems or new deployments by such providers.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated unaudited interim financial statements and accompanying notes are prepared in accordance with United States generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our unaudited interim consolidated financial statements is critical to an understanding of our operating results and financial position.

Revenue Recognition

Revenues are derived from sales of software licenses, hardware and maintenance and training services. We sell software licenses with maintenance and training services, hardware on a stand-alone basis and bundled arrangements including software, hardware and maintenance and training services. We generally license our software to customers for an indefinite period of time.

We recognize revenue in accordance with Statement of Position SOP 97-2 "Software Revenue Recognition" and Staff Accounting Bulletin 104 "Revenue Recognition ".

SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence.

Software revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists, when all elements essential to the functionality of the software including installation and training are delivered in accordance with the terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. Fees are considered fixed or determinable if the contracts are similar to others for which we have a standard business practice and a history of successful collection under the original payment terms.

For software arrangements involving multiple elements, we allocate revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately. Our product and services are generally sold as part of a contract involving software, hardware, maintenance and training. Vendor specific objective evidence is used to determine the relative fair values of these various elements in each of the contracts.

Revenue for hardware sold separately is recognized under Staff Accounting Bulletin 104. Hardware revenue, net of trade discounts is recognized upon shipment or when all elements essential to functionality are complete and when all significant contractual obligations have been satisfied and collection is reasonably assured. When contracts contain specific contingencies, we defer revenue recognition until such time as the contingencies are resolved.

Revenues from maintenance are recognized ratably over the term of the arrangement, generally one year, and revenues from training are generally recognized as the services are performed.

Software Development Costs

Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility is established and until the product is available for general release, software development, product enhancements and acquisition costs will be capitalized and amortized on a product-by-product basis.

Stock Based Compensation

We account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") as amended by Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123". The pro forma disclosure of stock-based compensation is included in

Note 9(e) to our unaudited interim consolidated financial statements for the three and six-month periods ended June 30, 2005. Under APB 25, compensation expense for employees is based on the difference between the fair value of our stock and the exercise price if any, on the date of the grant. We account for stock issued to non-employees at fair value in accordance with FAS 123. We use the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards 123R “Share-Based Payment,” a revision to FAS 123. FAS 123R replaces existing requirements under FAS 123 and APB 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. FAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, FAS 123R will be effective for interim or annual periods beginning after December 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. We expect to adopt FAS 123R on January 1, 2006. As permitted by FAS 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on our statement of operations, although it will have no impact on our overall financial position. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted FAS 123R in prior periods, the impact of that standard would have approximated the impact of FAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 14[d] to the consolidated financial statements.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada, V5C 6A8. We lease the office facility, which is approximately 2,000 square feet in size, at a basic rate of $21,166 (CDN$25,441) per year plus expenses. This lease expires on June 30, 2008.

We also lease an engineering facility located at 3rd floor - 1001 Wharf Street, Victoria, British Columbia, Canada, V8W 1T6. The space is 4,050 square feet in size, and is leased at a basic rate of $39,591 (CDN$47,588) per year plus expenses. This lease expires on December 31, 2008.

We believe that our existing facilities are adequate for our needs through the end of the year ended December 31, 2005. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control persons that have occurred during the last two fiscal years.

On June 27, 2005, in connection with a private placement transaction, we issued to Randy Buchamer, our CEO and a director of our company, 25,000 units at $0.81 (Cdn$1.00) per unit for net cash proceeds of $20,312 (Cdn$25,000). Each unit consists of one share of common stock and one half of one share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $0.93 (Cdn$1.10) per share.

On September 19, 2005, in connection with a debt restructuring transaction, we issued to William Krebs, a director of our company, 9,816 share purchase warrants. Each warrant is exercisable for a period of three years at an exercise price of $0.93 (Cdn$1.10) per share.

During the year ended December 31, 2004, we purchased from Tsalix Investment Inc. (previously Pacific Western Mortgage Corporation), a company controlled by William Krebs, a shareholder and director of our company, consulting services totaling $1,644 [2003 - $3,085]. We believe that the fees we have paid for these consulting services are comparable to terms we could have obtained from independent third parties.

During the year ended December 31, 2004, Morgan Sturdy, a director of our company, was paid $nil [2003 - $2,314] for directors' fees.

On August 27, 2004, we issued 153,846 units at Cdn$0.65 per unit for net cash proceeds of $76,103 (Cdn$100,000) to Morgan Sturdy, a director of our company. Each unit comprises one share of common stock and one half of one Class W share purchase warrant, entitling the holder to one common share, exercisable at Cdn$1.00 at any time up to August 26, 2007.

During the year ended December 31, 2004, Donald Calder, a director of our company, was paid $nil [2003 - $2,314] for directors' fees.

During the year ended December 31, 2004, Robert Neal, a director of our company, was paid $nil [2003 - $nil] for directors' fees.

As at December 31, 2004, the following amounts are due to William Krebs, a director of our company, or his immediate family member:

	2004		2003
	US$	Cdn$	US$	Cdn$

Series C promissory notes	952,048	1,144,362	852,529	1,105,304
Series D promissory notes	188,816	226,957	152,734	198,020
Series E promissory notes	297,087	357,099	267,141	346,348
Series G promissory notes	173,100	208,066	-	-
	1,611,051	1,936,484	1,272,404	1,649,672

               On April 28, 2004, we issued 10,000 stock options to ASTC Science World Society of which our corporate secretary, David Raffa, is a member of the equity committee and a director, Morgan Sturdy, is a member of the Board of Governors.

During the year ended December 31, 2004, we paid $66,237 [2003 - $74,668] to a law firm of which our corporate secretary, David Raffa, is a partner.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was listed and commenced trading on the OTC Bulletin Board on June 30, 1999 under the symbol "VMII" and on the Toronto Stock Exchange on July 16, 2001 under the symbol "VMY". Since June 30, 1999, trading in our common stock has been limited and sporadic. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTC Bulletin Board and the Toronto Stock Exchange:

OTC Bulletin Board (1)			Toronto Stock Exchange (2)
Quarter Ended	High	Low	Quarter Ended	High (CDN$)	Low (CDN$)
June 30, 2005	$0.91	$0.53	June 30, 2005	$1.20	$0.66
March 31, 2005	$0.83	$0.46	March 31, 2005	$0.96	$0.60
December 31, 2004	$0.76	$0.50	December 31, 2004	$0.92	$0.62
September 30, 2004	$0.80	$0.50	September 30, 2004	$0.96	$0.67
June 30, 2004	$0.95	$0.52	June 30, 2004	$1.23	$0.75
March 31, 2004	$1.32	$0.65	March 31, 2004	$1.65	$0.85
December 31, 2003	$0.90	$0.23	December 31, 2003	$1.20	$0.33
September 30, 2003	$0.31	$0.16	September 30, 2003	$0.40	$0.21
June 30, 2003	$0.27	$0.14	June 30, 2003	$0.39	$0.20
March 31, 2003	$0.29	$0.20	March 31, 2003	$0.45	$0.29

(1)           These prices were taken from Bloomberg L.P. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

(1)           These prices were taken from Bloomberg L.P.

Our common shares are issued in registered form. Computershare Trust Company of Canada, 401 - 510 Burrard Street, Vancouver, British Columbia, Canada, V6C 3B9 (telephone: (604) 661-0271; facsimile (604) 685-3694) is the registrar and transfer agent for our common shares.

On September 27, 2005, the shareholders' list for our common stock showed 163 registered stockholders and 48,287,111 shares issued and outstanding. On September 27, 2005, there were 912,500 exchangeable shares of Voice Mobility Canada Limited issued and outstanding. These exchangeable shares are exchangeable, at no additional consideration, into shares of our common stock at any time. The closing sale price for our common stock on September 27, 2005, as reported on the OTC Bulletin Board, was $0.83.

Equity Compensation Plan Information

We adopted our current stock option plan, entitled the Second Amended and Restated Stock Option Plan on April 25, 2001 and approved by our shareholders on June 14, 2001. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of options remaining available for issuance all as at December 31, 2004.

	Number of securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	5,671,354	$1.07	2,379,642
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,671,354	$1.07	2,379,642

(1)           The maximum number of options issuable under our stock option plan is 10,000,000, less 1,449,004 options that have been granted and exercised under the plan and less 500,000 options, which the Toronto Stock Exchange required that we remove from the plan in connection with a transaction with Aliant Inc. in December

2001.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended December 31, 2004.

EXECUTIVE COMPENSATION

During the year ended December 31, 2004, the following three (3) individuals served as executive officers of our company at various times: Randy Buchamer, James Hutton and Marco Pacelli. Our chief executive officer, Randy Buchamer, James Hutton and Marco Pacelli, being executive officers whose total salary and bonus exceeded $100,000, are considered to be named executive officers for the purposes of our executive compensation disclosure on this registration statement.

The following table shows, for the three-year period ended December 31, 2004, the cash and other compensation we paid to our Chief Executive Officer and to each of our executive officers who had annual compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE
		Annual Compensation (1)			Long Term Compensation (2)
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Randy Buchamer Chief Executive Officer (3)	2004 2003 2002	$165,696 $147,942 $127,857	N/A N/A N/A	5,825 4,628 3,821	658,800 83,000 470,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
James J. Hutton President(4)	2004 2003 2002	$130,486 $116,611 $100,807	N/A N/A N/A	5,762 4,628 3,821	108,800 108,500 20,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Marco Pacelli(5)	2004 2003 2002	$136,346 $190,833 N/A	N/A N/A N/A	N/A N/A N/A	54,400 127,000 Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Thomas G. O'Flaherty(6)	2004 2003 2002	N/A N/A $90,572	N/A N/A N/A	N/A N/A $3,821	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
William Gardiner (7)	2004 2003 2002	N/A N/A $44,663	N/A N/A N/A	N/A 42,963 3,821	Nil Nil 20,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
David Grinstead (8)	2004 2003 2002	N/A $N/A $80,184	N/A N/A N/A	N/A N/A $3,184	Nil Nil 20,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

(1) Compensation was paid to Mr. Buchamer, Mr. Hutton, Mr. O'Flaherty, Mr. Gardiner and Mr. Grinstead by VMI, our operating subsidiary. Compensation was paid to Mr. Pacelli by Voice

Mobility (US) Inc., our U.S. operating subsidiary.

(2) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(3) Mr. Buchamer was appointed as our Chief Executive Officer on August 16, 2001.

(4) Mr. Hutton served as our Chief Executive Officer from April 1, 1998 to August 15, 2001. Mr. Hutton was appointed as our President on June 29, 2001.

(5) Mr. Pacelli served as our Executive Vice President, Sales from October 1, 2002 to May 20, 2004.

(6) Mr. O'Flaherty served as our President from January 1, 2000 to June 29, 2001.

(7) Mr. Gardiner served as our Vice President, Business Development from August 1, 1998 to December 31, 2002 and as our Chief Executive Officer from November 1997 to April 1, 1998.

(8) Mr. Grinstead served as our Executive Vice President, Business Development from February 1, 2000 to October 25, 2002.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during the year ended December 31, 2004.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Name	Individual Grants
	Number of Securities Underlying Options/ SARs Granted (#) (1)(2)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share) (2)	Expiration Date
Randy Buchamer	658,800	24.9%	Cdn$0.85	March 17, 2009
James J. Hutton	108,800	4.1%	Cdn$0.85	March 17, 2009
Marco Pacelli	54,400	2.1%	Cdn$0.85	March 17, 2009
Thomas G. O'Flaherty	Nil	Nil	N/A	N/A
William Gardiner	Nil	Nil	N/A	N/A
David Grinstead	Nil	Nil	N/A	N/A

(1) All of the above options are subject to the terms of our Second Amended and Restated 1999 Stock Option Plan and are exercisable only as they vest. The options have a term of 5 years from the date of grant.

(2) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004. The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($0.735 per share) and the exercise price of the individual's options. During the year ended December 31, 2004, Marco Pacelli exercised 272,000 options. No other named Executive Officer exercised options during the year ended December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Randy Buchamner	Nil	Nil	1,018,280	593,520	$318,165 (2)	$16,527 (3)
James J. Hutton	Nil	Nil	180,759	56,541	$62,531(4)	$7,966(5)
Marco Pacelli	272,000 (6)	$157,687	Nil	Nil	$0	$0
Thomas G. O'Flaherty	Nil	Nil	Nil	Nil	$0	$0
William Gardiner	Nil	Nil	Nil	Nil	$0	$0
David Grinstead	Nil	Nil	Nil	Nil	$0	$0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($0.735 per share on OTC Bulletin Board) and the exercise price of the individual's options.

(2) Of the exercisable options, 450,000 options have an exercise price of $0.13, 20,000 options have an exercise price of $0.23, 83,000 options have an exercise price of $0.31, 65,280 options have an exercise price of $0.71, 350,000 options have an exercise price of $1.14 and 50,000 options have an exercise price of $1.71.

(3) Of the unexercisable options, 593,520 options have an exercise price of $0.71.

(4) Of the exercisable options, 46,000 options have an exercise price of $0.19, 49,479 options have an exercise price of $0.22, 20,000 options have an exercise price of $0.23 and 65,280 options have an exercise price of $0.71.

(5) Of the unexercisable options, 13,021 options have an exercise price of $0.22 and 43,520 options have an exercise price of $0.71.

(6) Of the shares acquired on exercise of options, 272,000 options had an exercise price of $0.13.

COMPENSATION OF DIRECTORS

Our non-employee directors are granted incentive stock options. Employee directors are granted incentive stock options based on their individual employment agreements. All stock option grants are made pursuant to our Second Amended and Restated 1999 Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION

OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We have not entered into any employment agreements with our officers and directors and have paid no compensation to them. Our operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc., however, have entered into employment agreements with our named executive officers.

Randy Buchamer, Chief Executive Officer of our company and our subsidiary, entered into an indefinite term employment agreement on August 16, 2001. He receives a salary of $166,389 (CDN$200,000) per year plus a car allowance of $416 (CDN$500) per month. On August 16, 2001, he received a one-time grant of 350,000 options exercisable at $1.14 (CDN$1.37) per share. In connection with Mr. Buchamer's service as a director, on June 1, 1999, he received a grant of 50,000 options exercisable at $1.00 (CDN$1.20) per share and on June 14, 2001, he received an additional grant of 50,000 options exercisable at $1.70 (CDN$2.05). On February 26, 2002, he received a grant of 20,000 options exercisable at $0.23 (CDN$0.28) per share, on September 20, 2002, he received an additional grant of 450,000 options exercisable at $0.13 (CDN$0.16) per share and on February 13, 2003, he received an additional grant of 83,000 options exercisable at $0.31 (CDN$0.37) per share. On March 18, 2004, he received an additional grant of 658,800 options exercisable at $0.71 (CDN$0.85) per share and on August 24, 2005, he received an additional grant of 491,900 options exercisable at $0.83 (CDN$0.99) per share.

Marco Pacelli, former Executive Vice President, Sales of our company, entered into an employment agreement on October 1, 2002 for a term of two years expiring on September 30, 2004. He received a salary of $200,000 per year plus commissions. On September 20, 2002, he received a one-time grant of 500,000 options exercisable at $0.13 (CDN$0.16) per share. On February 13, 2003, he received an additional grant of 127,000 options exercisable at $0.31 (CDN$0.37) per share and on March 18, 2004, he received an additional grant of 54,400 options exercisable at $0.71 (CDN$0.85) per share.

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following financial statements pertaining to Voice Mobility International, Inc. are filed as part of this registration statement:

Consolidated Unaudited Financial Statements

Consolidated Balance Sheets – June 30, 2005 and December 31, 2004 (Unaudited).

Consolidated Statements of Operations and Comprehensive Loss - Three Months Ended June 30, 2005 and 2004 and Six Months Ended June 30, 2005 and 2004 (Unaudited).

Consolidated Statements of Cash Flows - Six Months Ended June 30, 2005 and 2004 (Unaudited).

Notes to the Consolidated Financial Statements - June 30, 2005 (Unaudited).

Consolidated Audited Financial Statements

Report of Independent Registered Public Accounting Firm.

Consolidated Balance Sheets at December 31, 2004 and 2003.

Consolidated Statements of Operations for the years ended December 31, 2004 and 2003.

Consolidated Statements of Stockholders' Deficiency for the years ended December 31, 2004 and 2003.

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003.

Notes to the Consolidated Financial Statements - December 31, 2004.

60

Voice Mobility International, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Expressed in U.S. Dollars)

(See Note 1 - Nature of Operations and Basis of Presentation)

As at	June 30,	December 31,
	2005	2004
	$	$
ASSETS (notes 2, 3, 4, 5, 6, and 7)
Current
Cash and cash equivalents	2,931,058	566,254
Accounts receivables	21,589	-
Other receivables (note 9[a])	338,465	10,813
Prepaid expenses	26,400	31,096
Total current assets	3,317,512	608,163

Deferred contract costs (note 8)	81,631	81,631
Deferred finance costs (note 3)	13,601	27,730
Property and equipment [net of accumulated amortization: June 30, 2005 – $2,916,145; December 31, 2004 - $2,934,908]	65,791	105,078
Total assets	3,478,535	822,602

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current
Accounts payable (note 8)	419,531	159,968
Accrued liabilities (note 8)	187,900	216,582
Employee related payables	69,535	63,369
Deferred revenue	-	12,126
Series C promissory notes payable (note 2)	4,025,016	3,882,338
Series D promissory notes payable (note 3)	480,842	452,254
Series E promissory notes payable (note 4)	602,252	594,174
Series F convertible promissory note payable (note 5)	132,268	129,890
Series G promissory notes payable (note 6)	352,538	346,199
Series H promissory notes payable (note 7)	372,559	-
Current portion of promissory note payable (note 8)	375,919	383,237
Total current liabilities	7,018,360	6,240,137

Deferred revenue (note 8)	316,760	322,927
Promissory note payable (note 8)	1,975,772	1,961,339
Total liabilities	9,310,892	8,524,403

Stockholders' deficiency (note 9)
Common stock, $0.001 par value, authorized 100,000,000
46,055,611 outstanding [2004 - 41,288,491]	46,056	41,288
Preferred stock, $0.001 par value, authorized 1,000,000
Series A Preferred stock, 1 outstanding	1	1
Additional paid-in capital	36,958,438	33,880,606
Accumulated deficit	(41,609,871)	(40,247,098)
Other accumulated comprehensive loss	(1,226,981)	(1,376,598)
Total stockholders' deficiency	(5,832,357)	(7,701,801)
Total liabilities and stockholders' deficiency	3,478,535	822,602

See accompanying notes

61

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited - Expressed in U.S. Dollars)

	Three Months ended		Six Months ended
	June 30		June 30
	2005	2004	2005	2004
	$	$	$	$

Sales	29,255	-	29,255	-
Cost of sales	3,248	-	3,248	-
Gross Profit	26,007	-	26,007	-

Operating expenses
Sales and marketing (note 9[c])	117,019	1,287,740	193,155	1,448,882
Research and development	191,874	184,306	400,783	392,074
General and administrative	246,662	451,295	438,124	693,069
	555,555	1,923,341	1,032,062	2,534,025
Loss from operations	529,548	1,923,341	1,006,055	2,534,025
Interest income	(2,509)	(452)	(3,014)	(517)
Interest expense	181,895	155,035	359,732	317,301
Net loss for the period	708,934	2,077,924	1,362,773	2,850,809
Foreign currency translation gains	(109,893)	(88,042)	(149,617)	(171,788)
Comprehensive loss for the period	599,041	1,989,882	1,213,156	2,679,021

Basic and diluted loss per share (note 9[d])	(0.02)	(0.05)	(0.03)	(0.07)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Expressed in U.S. Dollars)

For the six months ended,

	June 30,	June 30,
	2005	2004
	$	$

OPERATING ACTIVITIES
Net loss for the period	(1,362,773)	(2,850,809)
Non-cash items included in net loss
Amortization of property and equipment	36,997	76,880
Amortization of deferred finance costs	13,491	12,454
Non-cash interest expense	87,005	80,319
Non-cash sales and marketing expense	-	1,169,591
Common stock issued on settlement agreement	-	112,500
Stock based compensation	-	10,568
Gain on disposal of property and equipment	-	(1,546)
	(1,225,280)	(1,390,043)
Net change in operating assets and liabilities	233,866	104,691
Cash used in operating activities	(991,414)	(1,285,352)

INVESTING ACTIVITIES
Purchase of property and equipment	-	(20,401)
Proceeds on sale of property and equipment	-	4,227
Cash used in investing activities	-	(16,174)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	2,997,354	764,783
Proceeds from Series H promissory notes payable	364,257	-
Proceeds from Series F convertible promissory note payable	-	112,517
Proceeds on exercise of common stock warrants	-	406,076
Proceeds on exercise of stock options	-	26,892
Cash provided by financing activities	3,361,611	1,310,268

Effect of change in foreign exchange rate on cash and cash equivalents	(5,393)	(9,579)

Increase (decrease) in cash and cash equivalents	2,364,804	(837)
Cash and cash equivalents, beginning of period	566,254	85,636
Cash and cash equivalents, end of period	2,931,058	84,799

See accompanying notes

63

VOICE MOBILITY INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

June 30, 2005

Unaudited

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Voice Mobility International, Inc. (the "Company") is a Nevada corporation engaged in the development and sales and marketing of enhanced messaging software through its wholly owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. The Company's enhanced messaging software suite will allow for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium. The Company's principal geographic markets include North America, Europe and Asia.

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

The balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

For further information, refer to the annual consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

The interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred an operating loss of $1,362,773 for the six-months ended June 30, 2005 and has a working capital deficiency of $3,700,848 as at June 30, 2005 that raises substantial doubt about its ability to continue as a going concern. Management has been able, thus far, to finance the operations through a series of equity and debt financings. In 2004, the Company received net proceeds of $2.9 million in connection with the issuance of debt and equity financing and the exercise of outstanding options and warrants. In addition, during the six-month period ended June 30, 2005, the Company received net proceeds of $2.8 million in connection with the issuance of common stock and common stock purchase warrants and received proceeds of $364,000 in connection with the issuance of the Series H promissory notes payable. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management expects to keep its operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these goals.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. SERIES C PROMISSORY NOTES PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	3,784,500	4,637,526	3,858,175	4,637,526
Unamortized debt discount	(66,679)	(81,708)	(135,953)	(163,416)
	3,717,821	4,555,818	3,722,222	4,474,110
Accrued interest	307,195	376,436	160,116	192,459
	4,025,016	4,932,254	3,882,338	4,666,569

On September 9, 2003, the Company completed a restructuring arrangement whereby certain existing debt and convertible preferred stock were settled in full in exchange for the issuance of Series C promissory notes, common stock and Class T share purchase warrants. The gross proceeds have been allocated to the promissory notes and the warrants based on the relative fair value of each security at the time of issuance. Accordingly, $3,300,127 (Cdn$4,454,841) was allocated to the promissory notes and $272,379 (Cdn$367,685) was allocated to the warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model. The discount on the notes as a result of the warrants is subject to accretion over the 27-month term to maturity of the promissory notes and recorded as interest expense.

The Series C promissory notes bear interest at 8% per annum payable quarterly and mature on December 31, 2005. The Class T share purchase warrants are exercisable for a period of five years at an exercise price of $0.35 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 9[c].

The Company has agreed to repay the Series C promissory notes at a rate equal to 10% of gross sales as and when generated and as reported on the Company's quarterly and annual financial statements.

Repayment of the Series C promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

3. SERIES D PROMISSORY NOTES PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	408,030	500,000	415,973	500,000
Repayment premium	61,205	75,000	62,396	75,000
Unamortized debt discount	(21,036)	(25,778)	(42,891)	(51,555)
	448,199	549,222	435,478	523,445
Accrued Interest	32,643	40,001	16,776	20,165
	480,842	589,223	452,254	543,610

On September 9, 2003, the Company issued an aggregate of $366,838 (Cdn$500,000) Series D promissory notes and 574,999 Class R share purchase warrants to four shareholders, one of whom is also a director of the Company. The notes bear interest at a rate of 8% per annum, payable quarterly and are due on December 31, 2005. The warrants are exercisable for a period of five years at an exercise price of $0.35 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 9[c].

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $62,004 (Cdn$75,000) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost is being amortized to interest expense over the 27-month term to maturity. The gross proceeds have been allocated to the promissory notes and the warrants based on the relative fair value of each security at the time of issuance. Accordingly, $284,466 (Cdn$384,000) was allocated to the promissory notes and $85,932 (Cdn$116,000) was allocated to the warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model. The discount on the notes as a result of the warrants is subject to accretion over the 27-month term to maturity of the promissory notes and recorded as interest expense.

Repayment of the Series D promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

4. SERIES E PROMISSORY NOTES PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	489,636	600,000	499,168	600,000
Repayment premium	73,445	90,000	74,875	90,000
	563,081	690,000	574,043	690,000
Accrued interest	39,171	48,000	20,131	24,197
	602,252	738,000	594,174	714,197

During the months of November and December 2003, the Company issued an aggregate of $457,754 (Cdn$600,000) Series E promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $74,405 (Cdn$90,000) was recorded as an increase to the promissory notes balance and expensed immediately as interest since the notes are due on demand.

Repayment of the Series E promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

5. SERIES F CONVERTIBLE PROMISSORY NOTE PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	122,470	150,075	124,855	150,075
Accrued interest	9,798	12,006	5,035	6,052
	132,268	162,081	129,890	156,127

On June 17, 2004, the Company issued a $112,517 (Cdn$150,075) Series F convertible promissory note to one shareholder. The note bears interest at a rate of 8% per annum payable quarterly and is due on demand.

The note is convertible at the option of the holder at any time before June 17, 2006 into units at a price of $0.94 (Cdn$1.15) per unit. Each unit will consist of one common share and one non-transferable common share purchase warrant. The convertible promissory note contains an embedded beneficial conversion feature amounting to $32,000 that was calculated as the difference between the conversion price and the fair value of the units into which the promissory note is convertible multiplied by the number of units. The $32,000 was expensed immediately as interest since the note is due on demand.

Each warrant entitles the holder, upon giving 61 days notice to the Company, to purchase one common share of the Company at a price of $0.94 (Cdn$1.15) per share at any time before June 17, 2006.

Repayment of the Series F convertible promissory note has been guaranteed by the Company and is collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

6. SERIES G PROMISSORY NOTES PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	326,424	400,000	332,779	400,000
Accrued interest	26,114	32,000	13,420	16,132
	352,538	432,000	346,199	416,132

On July 1, 2004, the Company issued an aggregate of $303,882 (Cdn$400,000) Series G promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

Repayment of the Series G promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

7. SERIES H PROMISSORY NOTES PAYABLE

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	367,227	450,000	-	-
Accrued interest	5,332	6,534	-	-
	372,559	456,534	-	-

During the months of March and May 2005, the Company issued an aggregate of $367,227 (Cdn$450,000) Series H promissory notes to three shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

Repayment of the Series H promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

8. PROMISSORY NOTE PAYABLE

The Company believes Innovatia Inc. ("Innovatia"), a wholly-owned subsidiary of Aliant Inc. ("Aliant") has not complied with the terms of the development agreement and the software license agreement that gave rise to the promissory note payable and the other related assets and liabilities as described below. As a result, the Company has corresponded with Aliant to discuss a proposed settlement. Any settlement, which could differ materially from the amounts currently reported, will be recorded in the period it occurs.

Promissory Note Payable

	June 30, 2005		December 31, 2004
	US$	Cdn$	US$	Cdn$

Principal	1,982,085	2,428,847	2,020,671	2,428,847
Accrued interest	369,606	452,915	323,905	389,333
	2,351,691	2,881,762	2,344,576	2,818,180
Less current portion	375,919	460,651	383,237	460,651
	1,975,772	2,421,111	1,961,339	2,357,529

On December 28, 2001, the Company issued Innovatia a promissory note in the amount of $1,707,989 (Cdn$2,720,142) in settlement of development services contracted from Innovatia from February 1, 2001 to December 31, 2001. The promissory note bears interest at prime plus 1% (prime rate at June 30, 2005 was 4.25%)

and is repayable in quarterly installments until repaid in full. The amount payable each quarter is the lesser of $184,983 (Cdn$226,678) and 40% of the net aggregate amount of invoices issued by the Company to Aliant and its subsidiaries in the quarter.

After December 31, 2004, any current or future amounts due in accordance with the quarterly repayment schedule are only payable in common shares and the number of common shares payable, if any, is determined by dividing the amount payable by Cdn$1.56. As at June 30, 2005, the current portion due on the promissory note is $375,919 (CDN$460,651) and this amount is payable only by the issuance of 295,289 common shares. Notwithstanding, the Company has the option at any time and from time to time to prepay in cash, common shares or a combination thereof, the whole or any portion of the remaining non-current balance. If the Company elected to prepay by common shares, then 500,000 of the common shares will be valued at the lesser of the market price of the common shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other common shares issuable to repay the debt is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued. As at June 30, 2005, the non-current portion of the promissory note eligible for prepayment is $1,975,772 (CDN$2,421,111) and if the Company elected to prepay this amount with the issuance of common shares then as at July 1, 2005, this would result in the issuance of 2,421,111 common shares.

As at June 30, 2005, if the Company made the election to settle the entire principal and interest outstanding with the issuance of common shares, this would result in the issuance of 2,716,400 shares of the Company’s common stock. The Company is required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. The Company has obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. The Company will need to obtain further shareholder and regulatory approval to issue common shares to settle the remaining balance of the promissory note. In the event such shareholder and regulatory approval is not obtained, the promissory note will be payable only in cash. The Company continues to accrue for interest; however, there has been no activity in terms of repayment of the promissory note since March 2002.

Other Related Assets and Liabilities

In addition to the promissory note payable, the Company’s financial statements include certain Canadian dollar denominated assets and liabilities that have not changed since December 31, 2002. Each balance originated in connection with either the initial development agreement with Innovatia or the three-year software license agreement with Aliant that was signed on June 19, 2002. The Company received an initial payment from Aliant immediately after signing the software license agreement to deliver certain software products and services however, the deployment of product did not occur as planned. The US dollar equivalent of these assets and liabilities as reported in the Company’s financial statements is as follows:

	June 30, 2005	December 31, 2004
	$	$

Deferred contract costs	81,631	81,631
Royalty payable to Aliant, included in accrued liabilities	56,877	57,984
Accounts payable to Innovatia for GST on development services	61,741	62,943
Deferred revenue	316,760	322,927

9. SHARE CAPITAL

[a]	Issued and Authorized

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share and up to 1,000,000 shares of preferred stock, par value $0.001 per share.

In connection with the 1999 recapitalization of the Company, Voice Mobility Canada Limited ("VM Canada"), a wholly-owned subsidiary, issued 6,600,000 VM Canada Exchangeable Shares. Each VM Canada Exchangeable Share is exchangeable for one common share of the Company, at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one common share. A share of Series A preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to have voting rights in the Company. The Company considers each VM Canada Exchangeable Share as equivalent to one share of its common stock and therefore the VM Canada Exchangeable Shares are included in the computation of basic and diluted loss per share. During the six months ended June 30, 2005, holders of VM Canada Exchangeable Shares exchanged 640,000 VM Canada Exchangeable Shares into 640,000 common shares of the Company for no additional consideration. As at June 30, 2005 the holders of the remaining VM Canada Exchangeable Shares are entitled to 2,700,000 individual votes in all matters of the Company. As the VM Canada Exchangeable Shares are converted into common stock of the Company, the voting rights attached to the share of Series A preferred voting stock are proportionately reduced.

On June 27, 2005, in connection with a private placement transaction, the Company issued 4,100,000 units at $0.81 (Cdn$1.00) per unit for net cash proceeds of $3,082,599 (Cdn$3,794,063). $2,758,420 of the net cash proceeds was received in June 2005 with the remaining $324,179 collected in July 2005. Each unit consists of one share of common stock and one half of one Class X share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $0.89 (Cdn$1.10) per share. A director and officer of the Company purchased 25,000 units in this private placement for net cash proceeds of $20,312 (Cdn$25,000). The Company incurred $9,634 (Cdn$11,857) in professional fees and $238,934 (Cdn$294,080) in financing fees for a total of $248,568 (Cdn$305,937). The Company also issued 27,120 common shares and 13,560 Class X share purchase warrants to a third party as a financing fee. The warrants also include a call feature at the option of the Company that is described in Note 9[c].

[b]	Stock options

The Second Amended and Restated 1999 Stock Option Plan ("Plan") authorizes an aggregate amount of 10,000,000 common shares to be issued pursuant to the exercise of stock options.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Exercise Price per Share	Weighted Average Exercise Price

Balance, December 31, 2004	2,379,642	5,671,354	$0.13 – $7.25	$1.07
Options granted	(968,750)	968,750	$0.53 - $0.82	$0.59
Options forfeited	310,000	(310,000)	$2.25 – $7.25	$4.85
Balance, June 30, 2005	1,720,892	6,330,104	$0.13 – $5.50	$0.80

As at June 30, 2005, 6,006,104 (June 30, 2004 - 5,687,627) options outstanding have an exercise price denominated in Canadian dollars with a weighted average exercise price of Cdn$0.82 (December 31, 2004 - Cdn$0.84).

[c]	Warrants

As at June 30, 2005, the Company has the following common stock warrants outstanding:

	Number of Common Shares Issuable	Exercise Price $	Date of Expiry

Class O warrants	250,000	$0.25	July 26, 2005
Class R warrants	574,999	$0.35 (Cdn. $0.425)	September 8, 2008
Class S warrants	1,176,470	$0.35 (Cdn. $0.425)	September 8, 2008
Class T warrants	3,198,350	$0.35 (Cdn. $0.425)	September 8, 2008
Class U warrants	466,875	$1.11 (Cdn. $1.36)	March 4, 2007
Class V warrants	2,000,000	$0.93 (Cdn. $1.14)	May 31, 2006
Class V warrants	4,000,000	$0.93 (Cdn. $1.14)	May 31, 2007
Class W warrants	76,923	$0.82 (Cdn. $1.00)	August 26, 2007
Class W warrants	1,229,450	$0.82 (Cdn. $1.00)	September 21, 2007
Class X warrants	2,063,560	$0.89 (Cdn. $1.10)	June 26, 2008
	15,036,627

The Class R, S and T share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $1.275 on the Toronto Stock Exchange for a period of 30 consecutive days. The Class U share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $3.00 on the Toronto Stock Exchange for a period of 30 consecutive days. The Class W share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $2.25 on the Toronto Stock Exchange for a period of 30 consecutive days. The Class X share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $2.00 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

On June 1, 2004, the Company amended its Master License Agreement with Avaya Inc. (“Avaya”) and in this regard granted 6,000,000 Class V warrants, which allow Avaya, upon the achievement of certain performance based milestones, to acquire up to 6,000,000 common shares of the Company at Cdn$1.14 per share. 2,000,000 warrants vested immediately and will expire on May 31, 2006. The fair value of the 2,000,000 warrants, which vested immediately, was measured using the Black-Scholes option-pricing model and amounted to $1,169,591. This amount was expensed to sales and marketing and included in the statement of operations for the three and six-month periods ended June 30, 2004. The remaining 4,000,000 Class V warrants will vest based on performance based milestones and will expire on May 31, 2007. As at June 30, 2005, no additional performance based milestones had been met.

[d] Loss per share

The following table sets forth the computation of loss per share for the three months and six months ended:

	Three Months ended		Six Months ended
	June 30		June 30
	2005	2004	2005	2004
Numerator:

Net loss for the period	$(708,934)	$(2,077,924)	$(1,362,773)	$(2,850,809)

Denominator:

Weighted average number of common stock outstanding	42,109,903	37,374,223	41,993,672	38,037,086
Weighted average number of common stock issuable on
exercise of exchangeable shares	2,700,000	3,349,725	2,725,525	3,342,857
Weighted average number of common stock equivalents
outstanding	44,809,903	40,723,948	44,719,197	41,379,943

Basic and diluted loss per share	$(0.02)	$(0.05)	$(0.03)	$(0.07)

[e] Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and loss per share is required by FAS 123, as amended by FAS 148, for stock-based awards to employees as if the Company had accounted for such awards using the fair value method.

The fair value of the Company's stock-based awards granted to employees for the three and six-month periods ended June 30, 2005 and 2004 was estimated using the Black-Scholes option-pricing model.

The weighted average assumptions used and the resulting estimates of weighted average fair value of stock options granted issued during the following periods were as follows:

	Three Months ended June 30		Six Months ended June 30
	2005	2004	2005	2004

Expected life of employee stock options (in years)	3.07	3.05	3.07	3.05
Volatility	127%	142%	124%	142%
Risk-free interest rate	3.16%	3.34%	3.13%	3.34%
Dividend yields	0%	0%	0%	0%
Weighted average fair value of stock options under employee stock option plans granted during the period	$0.55	$0.66	$0.44	$0.59

For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized on a straight-line basis over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying FAS 123 to the Company's stock-based awards to employees would approximate the following:

	Three Months ended June 30		Six Months ended June 30
	2005 $	2004 $	2005 $	2004 $

Net loss for the period	(708,934)	(2,077,924)	(1,362,773)	(2,850,809)
Compensation expense included in reported net loss	-	8,485	-	10,568
Compensation expense determined under the fair value method	(87,225)	(882,356)	(157,825)	(942,041)
Pro forma net loss	(796,159)	(2,951,795)	(1,520,598)	(3,782,282)

Basic and diluted loss per share
As reported	(0.02)	(0.05)	(0.03)	(0.07)
Pro forma	(0.02)	(0.07)	(0.03)	(0.09)

10. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards 123R “Share-Based Payment,” a revision to FAS 123. FAS 123R replaces existing requirements under FAS 123 and APB 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. FAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, FAS 123R will be effective for interim or annual periods beginning after December 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company expects to adopt FAS 123R on January 1, 2006. As permitted by FAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on the Company’s statement of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted FAS 123R in prior periods, the impact of that standard would have approximated the impact of FAS 123 as described in the disclosure of pro forma net loss and loss per share in Note 9[e] to these unaudited interim consolidated financial statements.

11. SUBSEQUENT EVENTS

[a] On July 25, 2005, the Company extended the expiry date of the Class O warrants from July 26, 2005 to September 12, 2005 for no additional consideration and on September 12, 2005, the Company issued 250,000 shares of common stock from the exercise of the Class O warrants for gross proceeds of $62,500 (Cdn$76,063).

[b] As at August 10, 2005, holders of VM Canada Exchangeable Shares have exchanged 1,787,500 VM Canada Exchangeable Shares into 1,787,500 common shares of the Company for no additional consideration.

[c] On August 15, 2005, the Company issued 54,000 shares of common stock from the exercise of stock options for gross proceeds of $10,802 (Cdn$12,930).

[d] On August 19, 2005, the Company issued 140,000 units, at Cdn$1.00 per unit for net proceeds of $106,306 (Cdn$128,800). Each unit comprises one share of common stock and one half of one non-transferable Class Y warrant. Each whole warrant entitles the holder to one common share, exercisable at Cdn$1.10 at any time up to August 18, 2008. The Class Y share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn$2.00 for a period of 30 consecutive days, If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holder. The Company also paid $9,244 (Cdn$11,200) in financing fees.

[e] On September 19, 2005, the Company amended the terms of its outstanding Series C, D, E, F, G and H promissory notes payable. The maturity dates of each of the notes payable have been extended until December 31, 2009. The notes payable will continue to bear interest at 8% per annum, however, all scheduled principal repayments and interest payments are now based upon a percentage of the Company’s earnings before interest, tax, depreciation and amortization, calculated and repayable quarterly. The Company also agreed to immediate repayment of all amounts due upon the occurrence of a qualified triggering event such as a change of control, merger, amalgamation, acquisition or liquidation.

Other amendments include an extension of the time period allowed to exercise the conversion feature of the Series F promissory note payable to December 31, 2009 and a modification of the existing call feature on the Class T share purchase warrants to restrict the amount callable to 20% in each successive 30 day period after the initial call.

In consideration for the amendments, the Company also issued 1,450,000 Class Z share purchase warrants to the debt holders. Each Class Z warrant entitles the holder to buy one common share, for Cdn$1.10 at any time up to September 18, 2008. The Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn$2.00 for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate 120 days after the date such demand is given.

The cost of the debt amendments has been accounted for in accordance with Emerging Issues Task Force No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, whereby an amount of approximately $752,000 (Cdn$893,500) representing the aggregate fair value of the Class Z warrants and extension to the conversion feature on the Series F notes payable has been recorded as deferred finance costs. This amount will be amortized to the statement of operations on a straight line basis over the remaining term to maturity of the debt. [f] As at September 27, 2005, the Company granted 1,124,022 stock options. Included in this total are 150,000 stock options granted to a consultant.

[f] As at September 27, 2005, the Company granted 1,124,022 stock options. Included in this total are 150,000 stock options granted to a consultant.

Consolidated Financial Statements

Voice Mobility International, Inc.

December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Voice Mobility International, Inc.

We have audited the accompanying consolidated balance sheets of Voice Mobility International, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Voice Mobility International, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years then ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring net losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The 2004 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada, March 9, 2005 (except for Note 21,	/s/ Ernst & Young LLP Chartered Accountants
which is as of March 31, 2005)

Voice Mobility International, Inc.

CONSOLIDATED BALANCE SHEETS

[See Note 1 - Basis of Presentation]

As at December 31	(expressed in U.S. dollars)

	2004	2003
	$	$
ASSETS [notes 7, 8, 9, 10, and 11]
Current
Cash and cash equivalents	566,254	85,636
Other receivables	10,813	13,921
Note receivable [note 3]	-	190,406
Prepaid expenses	31,096	63,776
Total current assets	608,163	353,739

Deferred contract costs [note 12]	81,631	81,631
Deferred finance costs [note 8]	27,730	51,420
Property and equipment, net [note 5]	105,078	115,684
Total assets	822,602	602,474

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current
Accounts payable [note 3]	159,968	269,071
Accrued liabilities [notes 12 and 16]	216,582	207,194
Employee related payables	63,369	67,227
Deferred revenue	12,126	7,351
Series C promissory notes payable [note 7]	3,882,338	17,936
Series D promissory notes payable [note 8]	452,254	1,860
Series E promissory notes payable [note 9]	594,174	534,510
Series F convertible promissory note payable [note 10]	129,890	-
Series G promissory notes payable [note 11]	346,199	-
Current portion of promissory note payable [note 12]	383,237	355,303
Total current liabilities	6,240,137	1,460,452

Deferred revenue [note 12]	322,927	299,389
Series C promissory notes payable [note 7]	-	3,467,563
Series D promissory notes payable [note 8]	-	363,972
Promissory note payable [note 12]	1,961,339	1,722,552
Total liabilities	8,524,403	7,313,928
Commitments [note 17]

Stockholders' deficiency [note 14]
Common stock, $0.001 par value, authorized 100,000,000
41,288,491 outstanding [2003 - 35,565,620]	41,288	35,566
Preferred stock, $0.001 par value, authorized 1,000,000
Series A Preferred stock, 1 outstanding	1	1
Additional paid-in capital	33,880,606	30,061,022
Accumulated deficit	(40,247,098)	(36,011,140)
Other accumulated comprehensive loss	(1,376,598)	(796,903)
Total stockholders' deficiency	(7,701,801)	(6,711,454)
Total liabilities and stockholders' deficiency	822,602	602,474

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31	(expressed in U.S. dollars)

	2004	2003
	$	$

Sales [note 4]	12,981	57,967
Cost of sales	5,683	-
Gross profit	7,298	57,697

Operating expenses
Sales and marketing [note 14[e]]	1,652,303	665,801
Research and development	760,810	725,456
General and administrative [note 14[d]]	1,126,326	1,507,652
	3,539,439	2,898,909
Loss from operations	3,532,141	2,840,942
Interest income	(2,359)	(5)
Interest expense	706,176	629,043
Loss on debt restructuring [note 6]	-	241,636
Net loss	4,235,958	3,711,616

Basic and diluted loss per share [note 13]	(0.10)	(0.06)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

Year ended December 31	(expressed in U.S. dollars)

									Other
	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Additional		Accumulated
	Number		Number		Number		Paid-in	Accumulated	Comprehensive
	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	Loss	Total
	#	$	#	$	#	$	$	$	$	$

Balance, December 31, 2002	31,536,948	31,537	1	1	585,698	586	31,847,387	(33,619,962)	(57,712)	(1,798,163)
Common stock and warrants issued on restructuring of debt and preferred stock	864,702	865	-	-	-	-	805,939	-	-	806,804
Exchange of Series B convertible preferred stock	-	-	-	-	(585,698)	(586)	(3,097,955)	-	-	(3,098,541)
Retained earning adjustment on the exchange of the Series B convertible preferred stock	-	-	-	-	--	-	-	1,320,438	-	1,320,438
Warrants issued pursuant to Series D promissory notes	-	-	-	-	-	-	85,932	-	-	85,932
Common stock issued pursuant to private placement, net of share issue costs of $3,110	1,176,470	1,176	-	-	-	-	361,645	-	-	362,821
Common stock issued on exchange of exchangeable shares	1,987,500	1,988	-	-	-	-	(1,988)	-	-	-
Stock based compensation	-	-	-	-	-	-	60,062	-	-	60,062
Components of comprehensive loss:
Net loss	-	-	-	-	-	-	-	(3,711,616)	-	(3,711,616)
Foreign currency translation loss	-	-	-	-	-	-	-	-	(739,191)	(739,191)
Total comprehensive loss										(4,450,807)
Balance, December 31, 2003	35,565,620	35,566	1	1	-	-	30,061,022	(36,011,140)	(796,903)	(6,711,454)
Common stock issued pursuant to private placements, net of share issue costs of $32,001	3,546,489	3,546	-	-	-	-	1,982,923	-	-	1,986,469
Common stock issued pursuant to exercise of stock options	494,549	494	-	-	-	-	82,115	-	-	82,609
Common stock issued pursuant to exercise of common stock warrants	1,344,333	1,344	-	-	-	-	404,732	-	-	406,076
Common stock issued pursuant to settlement of accounts payable	40,000	40	-	-	--	-	21,960	-	-	22,000
Common stock issued pursuant to legal settlement agreement	187,500	188	-	-	-	-	112,312	-	-	112,500
Warrants issued pursuant to license and services agreement with Avaya	-	-	-	-	-	-	1,169,591	-	-	1,169,591
Beneficial conversion feature pursuant to Series F convertible promissory note payable	-	-	-	-	-	-	32,000	-	-	32,000
Common stock issued on exchange of exchangeable shares	110,000	110	-	-	-	-	(110)	-	-	-
Stock based compensation	-	-	-	-	-	-	14,061	-	-	14,061
Components of comprehensive loss:
Net loss	-	-	-	-	-	-	-	(4,235,958)	-	(4,235,958)
Foreign currency translation loss	-	-	-	-	-	-	-	-	(579,695)	(579,695)
Total comprehensive loss										(4,815,653)
Balance, December 31, 2004	41,288,491	41,288	1	1	-	-	33,880,606	(40,247,098)	(1,376,598)	(7,701,801)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31	(expressed in U.S. dollars)

	2004	2003
	$	$

OPERATING ACTIVITIES
Net loss	(4,235,958)	(3,711,616)
Non-cash items included in net loss
Amortization of property and equipment	120,546	671,608
Amortization of deferred finance costs	25,752	297916
Accretion of unamortized debt discount	166,077	44,422
Beneficial conversion feature on convertible note	32,000	-
Non-cash sales and marketing expense	1,169,591	-
Stock based compensation	14,061	60,062
(Gain) loss on disposal of property and equipment	(5,977)	24,322
Loss on debt restructuring	-	241,636
Common stock issued on legal settlement agreement	112,500	-
	(2,601,408)	(2,371,650)
Net change in operating assets and liabilities [note 19]	272,962	261,035
Cash used in operating activities	(2,328,446)	(2,110,615)

INVESTING ACTIVITIES
Purchase of property and equipment	(118,042)	(5,998)
Proceeds on sale of property and equipment	8,963	14,290
Cash provided by (used in) investing activities	(109,079)	8,292

FINANCING ACTIVITIES
Proceeds from Series B promissory notes payable	-	1,032,229
Proceeds from Series D promissory notes payable	-	366,838
Proceeds from Series E promissory notes payable	-	457,754
Proceeds from Series F convertible promissory note payable	112,517	-
Proceeds from Series G promissory notes payable	303,882	-
Proceeds from issuance of common stock	1,986,469	362,821
Proceeds on exercise of stock options	82,609	-
Proceeds on exercise of common stock warrants	406,076	-
Cash provided by financing activities	2,891,553	2,219,642

Effect of change in foreign exchange rate on cash and cash equivalents	26,590	(129,679)

Increase (decrease) in cash and cash equivalents	480,618	(12,360)
Cash and cash equivalents, beginning of year	85,636	97,996
Cash and cash equivalents, end of year	566,254	85,636

See accompanying notes

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of business

Voice Mobility International, Inc., (the "Company") is a Nevada corporation engaged in the development and sales and marketing of enhanced messaging software through its wholly owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. The Company's enhanced messaging software suite will allow for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium. The Company's principal geographic markets include North America, Europe and Asia.

Basis of presentation

The financial statements have been prepared by management in accordance with United States generally accepted accounting principles on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred a net loss of $4,235,958 for the year ended December 31, 2004 [2003 - $3,711,616] and has a working capital deficiency of $5,631,974 that raises substantial doubt about its ability to continue as a going concern. Management has been able, thus far, to finance the operations through a series of equity and debt financings. In fiscal 2004, the Company received net proceeds of $2.9 million in connection with the issuance of debt and equity, and the exercise of outstanding options and warrants. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management believes it has implemented significant cost reductions and expects to keep its operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these goals.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (cont'd.)

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Voice Mobility Inc., Voice Mobility (US), Inc., Voice Mobility Canada Limited, an inactive company and VM Sub Limited, also an inactive company. All intercompany balances and transactions have been eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue recognition

Revenues are derived from sales of software licenses, hardware, maintenance and training services. The Company has sold software licenses with maintenance and training services, hardware on a stand-alone basis and bundled arrangements including software, hardware and maintenance and training services. The Company generally licenses software to customers for an indefinite period of time.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") and Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104").

SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence.

Software revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists, when all elements essential to the functionality of the software including installation and training are delivered in accordance with the terms and conditions of the customer contract, when the fee is fixed or determinable, and when collection is reasonably assured. Fees are considered fixed or determinable if the contracts are similar to others for which the Company has a standard business practice and a history of successful collection under the original payment terms.

For software arrangements involving multiple elements, the Company allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately. The Company's product and services are generally sold as part of a contract involving software, hardware, maintenance and training. Vendor specific objective evidence is used to determine the relative fair values of these various elements in each of the contracts.

Revenue for hardware sold separately is recognized under SAB 104. Hardware revenue, net of trade discounts is recognized upon shipment or when all elements essential to functionality are complete and when all significant contractual obligations have been satisfied and collection is reasonably assured. When contracts contain specific contingencies, the Company defers revenue recognition until such time as the contingencies are resolved.

Revenues from maintenance are recognized ratably over the term of the arrangement, generally one year, and revenues from training are generally recognized as the services are performed.

Foreign currency

These consolidated financial statements have been presented in United States dollars. The functional currency of the Company is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary is the Canadian dollar. Accordingly, all assets and liabilities of the Canadian subsidiary which are denominated in Canadian dollars are translated at the year-end exchange rate and revenues and expenses are translated using a weighted average exchange rate for the applicable period. Any resulting exchange gains and losses are presented as cumulative foreign currency translation gains (losses) within other accumulated comprehensive loss.

Transactions denominated in foreign currencies are translated at the exchange rate in effect on the respective transaction dates and gains and losses are reflected in the consolidated statements of operations.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Financial instruments

The Company's financial instruments consists of cash and cash equivalents, other receivables, note receivable, accounts payable, employee related payables, and promissory notes payable. Unless otherwise stated the fair value of the financial instruments approximates their carrying value. The Company has not entered into foreign exchange derivative contracts.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short term deposits with original maturities of ninety days or less and are recorded at amortized cost.

Property and equipment

Property and equipment are carried at cost. Amortization is provided using the straight-line method over the assets estimated useful lives as follows:

Computer equipment	3 years
Computer software	2 years
Office equipment and furniture	5 years
Leasehold improvements	Term of the lease

Software development costs

Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility is established and until the product is available for general release, software development, product enhancements and acquisition costs are capitalized and amortized on a product-by-product basis.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Stock based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123" ("FAS 148"). The pro-forma disclosure of stock based compensation is included in Note 14[d].

Under APB 25, compensation expense for employees is based on the excess of the fair value of the Company's stock over the exercise price if any, on the date of the grant. The Company accounts for stock issued to non-employees at fair value in accordance with FAS 123. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Loss per share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common stock and exchangeable shares outstanding for the period. Diluted loss per share reflects the dilutive potential of outstanding securities using the treasury stock method.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Comprehensive loss

Comprehensive loss includes all changes in equity except those resulting from investments by owners and distributions to owners. Other accumulated comprehensive loss consists only of accumulated foreign currency translation adjustments for all years presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards 123R “Share-Based Payment,” a revision to FAS 123. FAS 123R replaces existing requirements under FAS 123 and APB 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. FAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, FAS 123R will be effective for interim or annual periods beginning after December 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company expects to adopt FAS 123R on January 1, 2006. As permitted by FAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on the Company’s statement of earnings, although it will have no impact on the Company’s overall financial position. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted FAS 123R in prior periods, the impact of that standard would have approximated the impact of FAS 123 as described in the disclosure of pro forma net loss and loss per share in Note 14[d] to these consolidated financial statements.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

3. NOTE RECEIVABLE

On November 11, 2004, in exchange for the assignment of a note receivable from the former shareholder of the predecessor corporation, Equity Capital Group, Inc and the securities pledged, a shareholder of the Company reduced the principal amount of their Series C Promissory Note held by $153,206 (Cdn$185,000) and offset an accounts payable owing from the Company to the shareholder of $37,200.

4. SEGMENTED INFORMATION

The Company operates in one major line of business, the development, manufacture and marketing of enhanced messaging software systems.

Revenue from external customers, by location of customer, is as follows:

	Canada	US	Other	Total

2004	-	12,981	-	12,981
2003	22,381	20,586	15,000	57,967

Sales from technical training and support services to one customer comprised 100% of revenues in 2004. Sales from the recognition of deferred revenue from three customers comprised 39%, 36% and 25% of revenues in 2003 respectively.

The Company has substantially all its assets in Canada and its current and planned future operations are, and will be, located in Canada.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

5. PROPERTY AND EQUIPMENT

		Accumulated	Net Book
	Cost	Amortization	Value
	$	$	$

2004
Computer equipment	2,290,325	2,273,459	16,866
Computer software	547,130	493,066	54,064
Office equipment and furniture	173,919	156,370	17,549
Leasehold improvements	28,612	12,013	16,599
	3,039,986	2,934,908	105,078

2003
Computer equipment	2,754,581	2,692,691	61,890
Computer software	696,218	694,908	1,310
Office equipment and furniture	197,440	159,062	38,378
Leasehold improvements	142,854	128,748	14,106
	3,791,093	3,675,409	115,684

6. RESTRUCTURING OF DEBT AND PREFERRED STOCK

On September 9, 2003, the Company completed a restructuring arrangement whereby certain existing debt and convertible preferred stock were settled in full in exchange for the issuance of new debt, common stock and share purchase warrants. The exchange of old debt for new debt, common stock and share purchase warrants was accounted for in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". The exchange of convertible preferred stock for new debt and share purchase warrants was accounted for in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments".

Exchange of Series A and B Promissory Notes

The existing principal amounts of the Series A promissory notes (Cdn$650,000) and Series B promissory notes (Cdn$1,800,000) were exchanged for the same $1,814,949 (Cdn$2,450,000) principal amount of Series C promissory notes. The Series C promissory notes continue to bear interest at 8% per annum payable quarterly, however, the maturity date was extended to December 31, 2005 (refer to Note 7).

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

6. RESTRUCTURING OF DEBT AND PREFERRED STOCK (cont'd.)

As part of the troubled debt restructuring, the Company issued 864,702 common stock and 1,633,332 Class T share purchase warrants in partial settlement of $272,242 (Cdn$367,500) representing the 15% repayment premium accrued for the Series A promissory notes and Series B promissory notes. The fair market value of the common stock, based on quoted market price, was $211,387 (Cdn$285,352) and the estimated fair value of the share purchase warrants, using the Black-Scholes option pricing model, was $302,491 (Cdn$408,333). Accordingly, a loss of $241,636 was recorded in the statement of operations for the year ended December 31, 2003. No other gain or loss was recognized on the restructuring of the promissory notes.

The Class T share purchase warrants are exercisable for a period of five years at an exercise price of $0.35 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

Exchange of Series B Convertible Preferred Stock

The Company issued Series C promissory notes with a principal amount of $1,757,093 (Cdn$2,372,526) and 1,581,684 Class T share purchase warrants in exchange for the settlement of 585,698 Series B convertible preferred stock with a stated amount of $1,757,093 (Cdn$2,372,526) and a previously recorded beneficial conversion feature of $1,341,448.

The Series C promissory notes bear interest at 8% per annum payable quarterly and mature on December 31, 2005 (refer to Note 7). The Class T share purchase warrants are exercisable for a period of five years at an exercise price of $0.35 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

The fair value of the Series C promissory notes on the date of issuance was estimated at $1,485,177 (Cdn$2,004,841) based on a 15% market interest rate which management has determined to reflect the Company's cost of borrowing. The fair value of the Class T share purchase warrants was estimated at $29,926 using the Black-Scholes option-pricing model. The $1,320,438 net difference between the $3,098,541 combined carrying value of the convertible preferred stock and previously recorded beneficial conversion feature and the $1,778,103 combined fair value of the Series C promissory notes and Class T share purchase warrants issued was recorded as a reduction to the accumulated deficit and a reduction to the net loss attributable to common stockholders for purposes of the calculation of basic and diluted loss per share.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

7. SERIES C PROMISSORY NOTES PAYABLE

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	3,858,175	4,637,526	3,719,650	4,822,526
Unamortized debt discount	(135,953)	(163,416)	(252,087)	(326,831)
	3,722,222	4,474,110	3,467,563	4,495,695
Accrued interest	160,116	192,459	17,936	23,254
	3,882,338	4,666,569	3,485,499	4,518,949

The Series C promissory notes were issued on September 9, 2003 as part of the restructuring of debt and preferred shares described in Note 6.

The Series C promissory notes bear interest at the rate of 8% per annum payable quarterly and mature on December 31, 2005. The Company has agreed to repay the Series C promissory notes at a rate equal to 10% of gross sales as and when generated and as reported on the Company's quarterly and annual financial statements.

The Series C promissory notes were recorded at a discount of $305,894 (Cdn$367,685), to reflect the fair value based on a 15% market interest rate. The discount is subject to accretion over the 27-month term to maturity of the promissory notes and recorded as interest expense.

Repayment of the Series C promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

8. SERIES D PROMISSORY NOTES PAYABLE

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	415,973	500,000	385,654	500,000
Repayment premium	62,396	75,000	57,848	75,000
Unamortized debt discount	(42,891)	(51,555)	(79,530)	(103,111)
	435,478	523,445	363,972	471,889
Accrued interest	16,776	20,165	1,860	2,411
	452,254	543,610	365,832	474,300

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

8. SERIES D PROMISSORY NOTES PAYABLE (cont'd.)

On September 9, 2003, the Company issued an aggregate of $366,838 (Cdn$500,000) Series D promissory notes and 574,999 Class R share purchase warrants to four shareholders, one of whom is also a director of the Company. The notes bear interest at a rate of 8% per annum payable quarterly and mature on December 31, 2005. The warrants are exercisable for a period of five years at an exercise price of $0.35 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $62,396(Cdn$75,000) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost is being amortized to interest expense over the 27-month term to maturity. The gross proceeds have been allocated to the promissory notes and the warrants based on the relative fair value of each security at the time of issuance. Accordingly, $284,466 (Cdn$384,000) was allocated to the promissory notes and $85,932 (Cdn$116,000) was allocated to the warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model. The discount on the notes as a result of the warrants is subject to accretion over the 27-month term to maturity of the promissory notes and recorded as interest expense.

Repayment of the Series D promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

9. SERIES E PROMISSORY NOTES PAYABLE

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	499,168	600,000	462,784	600,000
Repayment premium	74,875	90,000	69,418	90,000
	574,043	690,000	532,202	690,000
Accrued interest	20,131	24,197	2,308	2,992
	594,174	714,197	534,510	692,992

During the months of November and December 2003, the Company issued an aggregate of $457,754 (Cdn$600,000) Series E promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $69,418 (Cdn$90,000) was recorded as an increase to the promissory notes balance and expensed immediately as interest since the notes are due on demand.

Repayment of the Series E promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

10. SERIES F CONVERTIBLE PROMISSORY NOTE PAYABLE

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	124,855	150,075	-	-
Accrued interest	5,035	6,052	-	-
	129,890	156,127	-	-

On June 17, 2004, the Company issued a $112,517 (Cdn$150,075) Series F convertible promissory note to one shareholder. The note bears interest at a rate of 8% per annum payable quarterly and is due on demand.

The note is convertible at the option of the holder at any time before June 17, 2006 into units at a price of $0.96 (Cdn$1.15) per unit. Each unit will consist of one common share and one non-transferable common share purchase warrant. The convertible promissory note contains an embedded beneficial conversion feature amounting to $32,000 that was calculated as the difference between the conversion price and the fair value of the units into which the promissory note is convertible multiplied by the number of units. The $32,000 was expensed immediately as interest since the note is due on demand.

Each warrant entitles the holder, upon giving 61 days notice to the Company, to purchase one common share of the Company at a price of $0.96 (Cdn$1.15) per share at any time before June 17, 2006.

Repayment of the Series F convertible promissory note has been guaranteed by the Company and is collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

11. SERIES G PROMISSORY NOTES PAYABLE

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	332,779	400,000	-	-
Accrued interest	13,420	16,132	-	-
	346,199	416,132	-	-

On July 1, 2004, the Company issued an aggregate of $303,882 (Cdn$400,000) Series G promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

Repayment of the Series G promissory notes have been guaranteed by the Company and are collateralized by the assets of the Company's subsidiary, Voice Mobility Inc.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

12. PROMISSORY NOTE PAYABLE

The Company believes Innovatia/Aliant has not complied with the terms of the development agreement and the software license agreement that gave rise to the promissory note payable and the other related assets and liabilities as described below. As a result, the Company has corresponded with Aliant to discuss a proposed settlement. Any settlement, which could differ materially from the amounts currently reported, will be recorded in the period it occurs.

Promissory Note Payable

	2004		2003
	US$	Cdn$	US$	Cdn$

Principal	2,020,671	2,428,847	1,873,387	2,428,847
Accrued interest	323,905	389,333	204,468	265,093
	2,344,576	2,818,180	2,077,855	2,693,940
Less current portion	383,237	460,651	355,303	460,651
	1,961,339	2,357,529	1,722,552	2,233,289

On December 28, 2001, the Company issued Innovatia Inc. ("Innovatia"), a wholly owned subsidiary of Aliant Inc. ("Aliant"), a promissory note in the amount of $1,707,989 (Cdn$2,720,142) in settlement of development services contracted from Innovatia from February 1, 2001 to December 31, 2001. The promissory note bears interest at prime plus 1% (prime rate at December 31, 2004 was 4.25%) and is repayable in quarterly installments until repaid in full. The amount payable each quarter is the lesser of $188,584 (Cdn$226,678) and 40% of the net aggregate amount of invoices issued by the Company to Aliant and its subsidiaries in the quarter.

Through to December 31, 2004, the repayments can be made in cash or common shares at the sole option of the Company. If paid by common shares, then 500,000 of the common shares will be valued at the lesser of the market price of the shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other common shares issuable to repay the debt is determined by the weighted average trading price of the Company's common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

12. PROMISSORY NOTE PAYABLE (cont'd.)

After December 31, 2004, any current or future amounts due in accordance with the quarterly repayment schedule are only payable in common shares and the number of common shares payable, if any, is determined by dividing the amount payable by Cdn$1.56. As at December 31, 2004, the current portion due on the promissory note is $383,237 (CDN$460,651) and as of January 1, 2005, this amount is payable only by the issuance of 295,289 common shares. Notwithstanding, the Company has the option at any time and from time to time to prepay in cash, common shares or a combination thereof, the whole or any portion of the remaining non-current balance. If the Company elected to prepay by common shares, then 500,000 of the common shares will be valued at the lesser of the market price of the common shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other common shares issuable to repay the debt is determined by the weighted average trading price of the common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued. As at December 31, 2004, the non-current portion of the promissory note eligible for prepayment is $1,961,339 (CDN$2,357,529) and if the Company elected to prepay this amount with the issuance of common shares then as at January 1, 2005, this would result in the issuance of 2,741,313 common shares.

As at January 1, 2005, if the Company made the election to settle the entire principal and interest outstanding with the issuance of common shares, this would result in the issuance of 3,036,602 shares of common stock. The Company is required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. The Company has obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. The Company will need to obtain further shareholder and regulatory approval to issue common shares to settle the remaining balance of the promissory note. In the event such shareholder and regulatory approval is not obtained, the promissory note will be payable only in cash.

The Company continues to accrue for interest, however, there has been no activity in terms of repayment of the promissory note since March 2002.

Other Related Assets and Liabilities

In addition to the promissory note payable, the Company’s financial statements include certain Canadian dollar denominated assets and liabilities that have not changed since December 31, 2002. Each balance originated in connection with either the initial development agreement with Innovatia or the three year software license agreement with Aliant that was signed on June 19, 2002. The Company received an initial payment from Aliant immediately after signing the software license agreement to deliver certain software products and services however, the deployment of product did not occur as planned. The US dollar equivalent of these assets and liabilities as reported in the Company’s financial statements is as follows:

	2004	2003
	$	$

Deferred contract costs	81,631	81,631
Royalty payable to Aliant, included in accrued liabilities	57,984	53,758
Accounts payable to Innovatia for GST on development services, included in accrued liabilities	62,943	58,355
Deferred revenue	322,927	299,389

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

13. LOSS PER SHARE

The following table sets forth the computation of loss per share:

	2004	2003
	$	$

Numerator:
Net loss	(4,235,958)	(3,711,616)
Accumulated deficit adjustment on the exchange of the Series B convertible preferred stock (Note 6)	-	1,320,438
Net loss attributable to common stockholders	(4,235,958)	(2,391,178)

Denominator:
Weighted average number of common stock outstanding	38,641,535	33,376,040
Weighted average number of common stock issuable on exercise of Exchangeable Shares	3,344,837	4,235,925
Weighted average number of common stock equivalents outstanding	41,986,372	37,611,965

Basic and diluted loss per share	(0.10)	(0.06)

In connection with the 1999 recapitalization of the Company, Voice Mobility Canada Limited (VM Canada), a wholly-owned subsidiary, issued 6,600,000 VM Canada Exchangeable Shares. Each VM Canada Exchangeable Share is exchangeable for one common share of the Company at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one common share. A share of Series A preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to have voting rights in the Company. The Company considers each Exchangeable Share as equivalent to one share of its common stock and therefore the Exchangeable Shares are included in the computation of basic loss per share. During 2004, holders of the Exchangeable Shares exchanged 110,000 Exchangeable Shares into 110,000 common shares of the Company for no additional consideration. As at December 31, 2004, 3,340,000 Exchangeable Shares are outstanding [2003 - 3,450,000.

For the years ending December 31, 2004 and 2003, the Company's common shares issuable upon the exercise of stock options, warrants and other convertible securities were excluded from the determination of diluted loss per share as their effect would be antidilutive.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL

[a] Authorized

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.001 per share.

[b] Common stock

2004

Private Placements

On March 4, 2004, the Company issued 900,000 units at Cdn$1.15 per unit for net cash proceeds of $758,326 (Cdn$1,012,879). Each unit comprises one share of common stock and one half of one Class U share purchase warrant, entitling the holder to one common share, exercisable at Cdn$1.36 at any time up to March 4, 2007. The Company paid $10,106 (Cdn$13,498) in cash and issued 33,750 common shares and 16,875 Class U share purchase warrants to a third party as a finders fee. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

On August 27, 2004, the Company issued 153,846 units at Cdn$0.65 per unit for net cash proceeds of $76,103 (Cdn$100,000) to a director of the Company. Each unit comprises one share of common stock and one half of one Class W share purchase warrant, entitling the holder to one common share, exercisable at Cdn$1.00 at any time up to August 26, 2007. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

On September 22, 2004, the Company issued 2,153,846 units at Cdn$0.65 per unit for net cash proceeds of $1,075,870 (Cdn$1,381,308). Each unit comprises one share of common stock and one half of one Class W share purchase warrant, entitling the holder to one common share, exercisable at Cdn$1.00 at any time up to September 21, 2007. The Company paid $4,010 (Cdn$5,148) in cash and issued 145,631 common shares and 72,817 Class W share purchase warrants to a third party as a finders fee. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

On September 22, 2004, the Company issued 149,885 units at Cdn$0.66 per unit for net cash proceeds of $76,170(Cdn$97,795). Each unit comprises one share of common stock and one half of one Class W share purchase warrant, entitling the holder to one common share, exercisable at Cdn$1.00 at any time up to September 21, 2007. The Company paid $859(Cdn$1,129) in cash and issued 9,531 common shares and 4,766 Class W share purchase warrants to a third party as a finders fee. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

[b] Common stock (cont'd.)

Exchangeable Shares

During 2004, holders of the Exchangeable Shares exchanged 110,000 Exchangeable Shares into 110,000 common shares of the Company for no additional consideration.

Legal Settlement Agreement

On June 23, 2004, in connection with a legal settlement agreement with a former employee, the Company issued 187,500 shares of common stock with a fair value at the time of issuance of $112,500 (see Note 18).

Settlement of an Accounts Payable Balance

On August 19, 2004, in connection with the settlement of an outstanding accounts payable balance with a certain vendor, the Company issued 40,000 shares of common stock with a fair value at the time of issuance of $22,000.

2003

Private Placements

On September 9, 2003, the Company issued 1,176,470 units, at $0.31 (Cdn$0.425)per unit for net cash proceeds of $362,821 (Cdn$495,750). Each unit comprises one share of common stock and one Class S warrant, entitling the holder to one common share, exercisable at $0.33 (Cdn$0.425) at any time up to September 8, 2008. The warrants also include a call feature at the option of the Company that is described in Note 14[e].

Exchangeable Shares

During 2003, holders of the Exchangeable Shares exchanged 1,987,500 Exchangeable Shares into 1,987,500 common shares of the Company for no additional consideration.

Restructuring of Debt

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes described in Note 6, the Company issued an aggregate of 864,702 common shares to settle the 15% repayment fee on the Series A and B promissory notes.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

[c] Preferred stock

On September 9, 2003, the 585,698 outstanding shares of Series B preferred stock were settled in exchange for the issuance of Series C promissory notes and Class T share purchase warrants as described in Note 6.

[d] Stock options

Second Amended and Restated 1999 Stock Option Plan

On June 14, 2001, an amendment to the Amended and Restated 1999 Stock Option Plan was approved to meet the requirements for listing of the Company's securities on The Toronto Stock Exchange. The Second Amended and Restated 1999 Stock Option Plan ("Plan") authorizes an aggregate amount of 10,000,000 common shares to be issued pursuant to the exercise of stock options.

The Plan provides for the granting of options, which either qualify for treatment as incentive stock options or non-statutory stock options, and entitles directors, employees and consultants to purchase common shares of the Company. Options granted are subject to approval of the Board of Directors or the Compensation Committee.

The options generally vest over a period of two to three years from the date of grant. Any options that do not vest as the result of a grantee leaving the Company are forfeited and the common shares underlying them are returned to the reserve. The options generally have a contractual term of five years.

Activity under the Plan is as follows:

		Options Outstanding
				Weighted
	Shares Available	Number	Price	Average
	for Grant	of Shares	per Share	Exercise Price

Balance, December 31, 2002	2,278,269	6,267,276	0.10 - 7.25	$1.57
Options granted	(1,137,372)	1,137,372	0.18 - 0.54	$0.28
Options forfeited	2,746,399	(2,746,399)	0.20 - 6.88	$1.80
Balance, December 31, 2003	3,887,296	4,658,249	0.12 - 7.25	$1.13
Options granted	(2,641,617)	2,641,617	0.58 – 1.08	$0.82
Options forfeited	1,133,963	(1,133,963)	0.13 – 5.13	$1.15
Options exercised	-	(494,549)	0.13 – 0.35	$0.17
Balance, December 31, 2004	2,379,642	5,671,354	0.13 – 7.25	$1.07

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as at December 31, 2004 are as follows:

	Options Outstanding			Options Exercisable
			Weighted
	Number	Weighted	Average	Number	Weighted
Range of	Outstanding at	Average	Remaining	Exercisable at	Average
Exercise	December 31,	Exercise	Contractual	December 31,	Exercise
Prices	2004	Price	Life (years)	2004	Price

$0.13 - 0.50	1,795,771	$0.21	2.88	1,755,429	$0.21
$0.51 - 1.00	2,909,217	$0.83	3.92	1,911,120	$0.89
$1.01 - 2.00	310,700	$1.44	1.61	285,700	$1.47
$2.01 - 3.00	306,666	$2.35	0.56	306,666	$2.35
$3.01 - 7.25	349,000	$5.97	0.44	349,000	$5.97
	5,671,354	$1.07	3.07	4,607,915	$1.15

As at December 31, 2004, 5,037,354 [2003 - 3,638,250] options outstanding have an exercise price denominated in Canadian dollars with a weighted average exercise price of Cdn$0.84 [2003 – Cdn$0.59].

The Company incurred non-cash stock based compensation expense of $14,061 and $60,062 in general and administrative expenses for the years ended December 31, 2004 and 2003 respectively.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and loss per share is required by FAS 123, as amended by FAS 148, for stock-based awards to employees as if the Company had accounted for such awards using the fair value method.

The fair value of the Company's stock-based awards granted to employees in 2004 and 2003 was estimated using the Black-Scholes option-pricing model.

The weighted average assumptions used and the resulting estimates of weighted average fair value of stock options granted issued during the following periods were as follows:

	2004	2003

Expected life of employee stock options (in years)	3.0	2.5
Volatility	142%	171%
Risk-free interest rate	3.34%	3.57%
Dividend yields	0%	0%
Weighted average fair value of stock options under employee stock option plans granted during the period	$0.59	$0.23

For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized on a straight-line basis over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying FAS 123 to the Company's stock-based awards to employees would approximate the following:

	2004	2003
	$	$

Net loss	(4,235,958)	(3,711,616)
Compensation expense included in reported net loss	14,061	60,062
Compensation expense determined under the fair value method	(1,097,638)	(570,066)
Pro forma net loss	(5,319,535)	(4,221,620)

Basic and diluted loss per share
As reported	(0.10)	(0.06)
Pro forma	(0.13)	(0.08)

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

[e] Warrants

The Company has the following common stock warrants outstanding:

	Outstanding			Forfeited	Outstanding	Exercise
	at January 1	Issued	Exercised	or Cancelled	at December 31	Price	Expiry
	#	#	#	#	#		Date

2004
Class K warrants	100,000	-	-	100,000	-	1.50	Forfeited
Class O warrants	500,000	-	250,000	-	250,000	0.25	Jul. 26/05
Class P warrants	700,000	-	700,000	-	-	0.30	Exercised
Class Q warrants	377,667	-	377,667	-	-	Cdn.0.45	Exercised
Class R warrants	574,999	-	-	-	574,999	Cdn.0.425	Sep. 8/08
Class S warrants	1,176,470	-	-	-	1,176,470	Cdn.0.425	Sep. 8/08
Class T warrants	3,215,016	-	16,666	-	3,198,350	Cdn.0.425	Sep. 8/08
Class U warrants	-	466,875	-	-	466,875	Cdn.1.36	Mar. 4/07
Class V warrants	-	2,000,000	-	-	2,000,000	Cdn.1.14	May 31/06
Class V warrants	-	4,000,000	-	-	4,000,000	Cdn.1.14	May 31/07
Class W warrants	-	76,923	-	-	76,923	Cdn.1.00	Aug. 26/07
Class W warrants	-	1,229,450	-	-	1,229,450	Cdn.1.00	Sep. 21/07
	6,644,152	7,773,248	1,344,333	100,000	12,973,067

2003
Special warrants	3,250,000	-	-	3,250,000	-	Cdn.2.25	Forfeited
Compensation options	650,000	-	-	650,000	-	Cdn.2.00	Forfeited
Compensation warrants	325,000	-	-	325,000	-	Cdn.2.25	Forfeited
Class F warrants	1,250,000	-	-	1,250,000	-	2.25	Forfeited
Class K warrants	100,000	-	-	-	100,000	1.50	Apr. 25/04
Class O warrants	500,000	-	-	-	500,000	0.25	Jul. 26/05
Class P warrants	700,000	-	-	-	700,000	0.30	Jan. 31/04
Class Q warrants	377,667	-	-	-	377,667	Cdn.0.45	Jan. 31/04
Class R warrants	-	574,999	-	-	574,999	Cdn.0.425	Sep. 8/08
Class S warrants	-	1,176,470	-	-	1,176,470	Cdn.0.425	Sep. 8/08
Class T warrants	-	3,215,016	-	-	3,215,016	Cdn.0.425	Sep. 8/08
	7,152,667	4,966,485	-	5,475,000	6,644,152

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

14. SHARE CAPITAL (cont'd.)

On July 28, 2003, the date of expiry for the Class P warrants and Class Q warrants was extended from July 31, 2003 to January 31, 2004 for no additional consideration.

The Class R, S and T share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn.$1.275 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

The Class U share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn.$3.00 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

On June 1, 2004, the Company amended its Master License Agreement with Avaya Inc. ("Avaya") and in this regard granted 6,000,000 Class V warrants, which allow Avaya, upon the achievement of certain performance based milestones, to acquire up to 6,000,000 common shares of the Company at Cdn.$1.14 per share. 2,000,000 warrants vested immediately and will expire on May 31, 2006. The fair value of the 2,000,000 warrants, which vested immediately, was measured using the Black-Scholes option-pricing model and amounted to $1,169,591. This amount was expensed to sales and marketing in the statements of operations. The remaining 4,000,000 Class V warrants will vest based on performance based milestones and will expire on May 31, 2007. As at December 31, 2004, no additional performance based milestones had been met.

The Class W share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn.$2.25 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

15. INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company's income tax expense is as follows:

	2004	2003
	$	$

Tax recovery at U.S. statutory rates	(1,483,000)	(1,299,000)
Higher effective income taxes of
Canadian subsidiary	(14,000)	(104,000)
Change in valuation allowance	1,329,000	1,067,000
Imputed interest	164,000	299,000
Non-deductible expenses	11,000	37,000
Other	(7,000)	-
Income tax expense (recovery)	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur.

Significant components of the Company's deferred tax assets as of December 31 are as follows:

	2004	2003
	$	$

Net operating loss carryforwards	9,720,000	8,308,000
Property and equipment	1,505,000	1,377,000
Unrealized foreign exchange	(714,000)	(420,000)
Debt discount accretion	119,000	42,000
Financing fees	124,000	154,000
Other	14,000	6,000
Total deferred tax assets	10,768,000	9,467,000
Valuation allowance	(10,768,000)	(9,467,000)
Net deferred tax assets	-	-

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

15. INCOME TAXES (cont'd.)

The net operating loss carryforwards expire as follows:

$

Canada
2005	1,348,000
2006	1,401,000
2007	3,557,000
2008	7,612,000
2009	2,307,000
2010	1,878,000
2011	2,347,000
20,450,000
U.S.
2019	211,000
2020	2,701,000
2021	2,339,000
2022	358,000
2023	1,362,000
6,971,000
27,421,000

Pursuant to Section 382 of the Internal Revenue Code, use of the Company's net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company's ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate.

16. RELATED PARTY TRANSACTIONS

The Company had the following related party transactions in the normal course of operations which were recorded at amounts established and agreed between the related parties:

[a] During the year ended December 31, 2004, the Company was charged by Tsalix Investment Inc. (previously Pacific Western Mortgage Corporation), a company controlled by a shareholder and a director of the Company, for consulting services totalling $1,664 [2003 - $3,085]. At December 31, 2004, $62,750 is included in accrued liabilities [2003 - $59,680] that is owing to the same shareholder and director of the Company for monies paid on behalf of the Company.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

16. RELATED PARTY TRANSACTIONS (cont'd.)

[b] During the year ended December 31, 2004, the Company was charged legal fees totalling $66,237 [2003 - $74,668] by Catalyst Corporate Finance Lawyers, of which the Company’s Corporate Secretary is a partner. At December 31, 2004, $21,547 [2003 - $41,323] is included in accounts payable and accrued liabilities.

[c] As at December 31, 2004, included in the promissory notes payable are the following amounts due to a director or his immediate family member.

Principal Portion of Promissory Notes

	2004		2003
	US$	Cdn$	US$	Cdn$

Series C promissory notes	952,048	1,144,362	852,529	1,105,304
Series D promissory notes	188,816	226,957	152,734	198,020
Series E promissory notes	297,087	357,099	267,141	346,348
Series G promissory notes	173,100	208,066	-	-
	1,611,051	1,936,484	1,272,404	1,649,672

[d] As per Note 14[b], on August 27, 2004, the Company issued 153,846 units at Cdn$0.65 per unit for net cash proceeds of $76,103 (Cdn$100,000) to a director of the Company.

[e] On April 28, 2004, the Company issued 10,000 stock options to ASTC Science World Society of which the Company’s Corporate Secretary is a member of the equity committee and a director of the Company is a member of the Board of Governors.

17. COMMITMENTS

The Company leases two premises under operating leases, one of which expires on March 31, 2005 and the other expires in 2008. The minimum lease payments are as follows:

$

2005	44,882
2006	42,960
2007	46,329
2008	49,979
184,150

The rental expense charged to the consolidated statements of operations in 2004 amounted to $149,750 [2003 - $118,000].

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

18. LEGAL SETTLEMENT

On June 21, 2004, the Company entered into a settlement agreement with a former employee whereby the Company paid $118,397 (Cdn$150,000) in cash and issued 187,500 shares of common stock which were valued at the market price of the Company's shares on the date of issuance ($112,500) in exchange for a dismissal of the lawsuit without costs.

19. SUPPLEMENTAL CASH FLOW INFORMATION

Net changes in operating assets and liabilities are as follows:

	2004	2003
	$	$

Other receivables	3,108	5,508
Note receivable	-	58,393
Prepaid expenses	32,680	4,691
Deferred contract costs	-	(4,075)
Accounts payable	(49,903)	2,629
Accrued liabilities	9,388	23,988
Employee related payables	(3,858)	19,719
Accrued interest on promissory notes payable	277,454	145,753
Deferred revenue	4,093	4,429
	272,962	261,035

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2004	(expressed in U.S. dollars)

19. SUPPLEMENTAL CASH FLOW INFORMATION (cont'd)

Non-cash investing and financing activities are as follows:

	2004	2003
	$	$
Repayment of Series C promissory note payable on settlement of notes receivable	153,206	-
Series C promissory notes issued on settlement of Series A and B promissory notes	-	1,814,949
Common stock and warrants issued on settlement of Series A and B promissory notes	-	272,242
Series C promissory notes issued on settlement of Series B convertible preferred stock	-	1,757,093

Cash amounts paid for interest and income taxes are as follows:

	2004	2003
	$	$

Cash paid for interest	201,962	164,586
Cash paid for income taxes	-	563

20. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

21. SUBSEQUENT EVENTS

[a] As of March 31, 2005, holders of exchangeable shares have exchanged 640,000 exchangeable shares into 640,000 common shares of the Company for no additional consideration.

[b] On March 31, 2005, the Company issued an aggregate of $186,012 (Cdn$225,000) Series H promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum payable quarterly and are due on demand.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Voice Mobility, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Voice Mobility International, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

108

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$813.14
Printing and engraving expenses	$5,000.00(1)
Accounting fees and expenses	$5,000.00(1)
Legal fees and expenses	$10,000.00(1)
Transfer agent and registrar fees	$1,000.00(1)
Fees and expenses for qualification under state securities laws	Nil
Miscellaneous	$1,000.00(1)
Total	$22,813.14

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three financial years without the registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements.

On December 30, 2002, we entered into two loan agreements with two shareholders whereby upon achieving certain milestones, we would receive an aggregate of $1,140,974 (CDN$1,800,000). The notes are repayable on the earlier of the date which is one year following the effective date of the notes, or when our cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,584,686 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,584,686 (CDN$2,500,000). The notes bear interest at a rate of 8% per annum, such interest which is payable quarterly. On December 30, 2002, we issued an aggregate of $190,162 (CDN$300,000) of Series B promissory notes to these two

109

shareholders. The notes were issued in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 4, 2003, in connection with the exercise of exchangeable shares of Voice Mobility Canada Limited, we issued 662,500 common shares for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S promulgated under the Securities Act of 1933.

On June 20, 2003, in connection with the exercise of exchangeable shares of Voice Mobility Canada Limited we issued 1,325,000 common shares for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S promulgated under the Securities Act of 1933.

On September 9, 2003, in connection with a private placement transaction, we issued 1,176,470 units at $0.31 (CDN$0.425) per unit for net proceeds of $362,921 (CDN$495,750) to two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one share purchase warrant, with each warrant exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The proceeds from the private placement were used to funds working capital requirements.

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes, we issued an aggregate of 864,702 common shares at a price of $0.31 (CDN$0.425) per share as payment for the 15% repayment fee on the Series A and B promissory notes to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes, we issued an aggregate of 1,633,332 share purchase warrants which are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The share purchase warrants were issued in consideration of the holders of the Series A and B promissory notes agreeing to the restructuring of these notes. The warrants were issued to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, in connection with the exchange of our Series B preferred stock into Series C promissory notes, we issued an aggregate of 1,581,684 share purchase warrants which are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The share purchase warrants were issued on consideration of the holders of the Series B preferred stock agreeing to the restructuring of these shares. The warrants were issued to two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, we issued an aggregate of $370,398 (CDN$500,000) Series D promissory notes to three shareholders and to one shareholder/director. The Series D promissory notes are repayable on December 31, 2005. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bear interest at a rate of 8% per annum, which is payable quarterly. We issued to the holders of the Series D notes one share purchase warrant for each $0.64 (CDN$0.8696) of principal which resulted in us issuing 574,999 warrants. The warrants are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The notes and the share purchase warrants were issued to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On November 15, 2003, we issued a Series E promissory note to one shareholder in the aggregate amount of $115,181 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On November 24, 2003, we issued a Series E promissory note to one shareholder in the aggregate amount of $113,705 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On December 29, 2003, we issued two Series E promissory notes to two separate shareholders in the

110

aggregate amount of $228,868 (CDN$300,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

All of the Series E promissory notes were issued in "offshore transactions" to non-U.S. persons pursuant to Regulation S and/or Section 4(2) of the Securities Act of 1933.

On January 7, 2004, in connection with the exercise of certain outstanding share purchase warrants, we issued to one investor 166,667 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On January 7, 2004, in connection with the exercise of 100,000 exchangeable shares, we issued 100,000 shares of our common stock for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S, Section 4(2) and/or Section 3(a)(9) under the Securities Act of 1933.

On January 9 and 14, 2004, in connection with the exercise of stock options, we issued an aggregate of 55,438 shares of our common stock for gross proceeds of $12,075 (CDN$15,590) to two non-U.S. persons in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On January 15, 2004, in connection with the exercise of certain outstanding share purchase warrants, we issued to one investor 16,666 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On January 26, 2004, in connection with the exercise of certain outstanding share purchase warrants, we issued to four investors 211,000 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On February 20 and 24, 2004, in connection with the exercise of certain outstanding share purchase warrants, we issued to two investors 700,000 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On February 27, 2004, in connection with the exercise of certain outstanding share purchase warrants, we issued to one investor 250,000 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On March 4, 2004, we issued an aggregate of 900,000 units at a price of $0.86 (CDN$1.15) per unit for total gross proceeds of $774,875 (CDN$1,035,000) to 23 investors. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $1.13 (CDN$1.36) until March 4, 2007. We also issued 33,750 shares of common stock and 16,875 share purchase warrants to Raymond James as a placement fee in the transaction. The shares and the share purchase warrants were issued to 23 non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On April 27, 2004, in connection with the exercise of 10,000 exchangeable shares, we issued 10,000 shares of our common stock for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S, Section 4(2) and/or Section 3(a)(9) under the Securities Act of 1933.

On June 2 and 25, 2004, in connection with the exercise of stock options, we issued 94,500 shares of our common stock for gross proceeds of $14,817 (CDN$20,040) to two non-U.S. persons in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On June 23, 2004, in connection with a settlement agreement with Budd Stewart, we issued 187,500 shares of common stock to one non-U.S. person in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

111

On July 20, 2004, in connection with the exercise of stock options, we issued an aggregate of 72,611 shares of our common stock for gross proceeds of $20,321 (CDN$26,616) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On August 17, 2004, we issued to 4P Management Partners S.A. an aggregate of 40,000 shares of our common stock at a price of $0.50 per share in settlement of debt in the amount of $20,000. The debt related to consulting services provided to our company by 4P Management Partners S.A. The shares were issued in an offshore transaction to a non-U.S. person relying on Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933.

On August 27, 2004, in connection with a private placement transaction, we issued 153,846 units at $0.49 (CDN$0.65) per unit for net proceeds of $76,103 (CDN$100,000) to one non-U.S. person (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $0.79 (CDN$1.00) per share.

On September 22, 2004, in connection with a private placement transaction, we issued 2,153,846 units at $0.51 (CDN$0.65) per unit for net proceeds of $1,086,419 (CDN$1,394,852) to thirty three non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $0.79 (CDN$1.00) per share. We also issued 145,631 common shares and 72,817 share purchase warrants to a third party as a finders fee.

On September 22, 2004, in connection with a private placement transaction, we issued 149,885 units at $0.51 (CDN$0.66) per unit for net proceeds of $76,170 (CDN$97,795) to four non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $0.79 (CDN$1.00) per share. We also issued 9,531 common shares and 4,766 share purchase warrants to a third party as a finders fee.

On October 20, 2004, in connection with the exercise of options, we issued an aggregate of 72,000 shares of our common stock for gross proceeds of $9,202 (CDN$11,520) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 16, 2004, in connection with the exercise of options, we issued an aggregate of 50,000 shares of our common stock for gross proceeds of $6,678 (CDN$8,000) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 22, 2004, in connection with the exercise of options, we issued an aggregate of 50,000 shares of our common stock for gross proceeds of $6,626 (CDN$8,000) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 29, 2004, in connection with the exercise of options, we issued an aggregate of 100,000 shares of our common stock for gross proceeds of $12,890 (CDN$16,000) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) of the Securities Act of 1933.

On January 4, 2005, in connection with the exercise of 550,000 exchangeable shares, we issued 550,000 common shares for no additional consideration to two non-U.S. person (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

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On February 3, 2005, in connection with the exercise of 90,000 exchangeable shares, we issued 90,000 common shares for no additional consideration to one non-U.S. person (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On June 27, 2005, in connection with a private placement transaction, we issued 4,100,000 units at $0.81 (Cdn$1.00) per unit for net proceeds of $3,082,599 (Cdn$3,794,053) to certain non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable until June 26, 2008 at an exercise price of $0.93 (Cdn$1.10) per share. We also issued 27,120 shares of common stock and 13,560 share purchase warrants to a third party as a placement fee in the transaction.

On July 21, 2005, in connection with the exercise of 1,250,000 exchangeable shares, we issued 1,250,000 common shares for no additional consideration to one non-U.S. person (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On August 3, 2005, in connection with the exercise of 537,500 exchangeable shares, we issued 537,500 common shares for no additional consideration to two non-U.S. person (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On August 15, 2005, in connection with the exercise of options, we issued an aggregate of 54,000 shares of our common stock for gross proceeds of $10,802 (CDN$12,930) to one non-U.S. person in an offshore transaction relying on Section 3(a)(9), Regulation S and/or Section 4(2) of the Securities Act of 1933.

On August 19, 2005, in connection with a private placement transaction, we issued 140,000 units at $0.83 (Cdn$1.00) per unit for net proceeds of $106,306 (Cdn$128,800) to certain non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable until August 18, 2008 at an exercise price of $0.93 (Cdn$1.10) per share.

On September 12, 2005, in connection with the exercise of certain outstanding share purchase warrants, we issued to one investor 250,000 shares of our common stock relying on Section 3(a)(9), Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 19, 2005, in connection with a debt restructuring transaction, we issued 1,450,000 share purchase warrants to nine certain non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. The warrants were issued in exchange for extending the maturity date of certain debt to such persons in the aggregate amount of $6,339,534 (Cdn$7,537,194). The warrants are exercisable until September 18, 2008 at an exercise price of $0.93 (Cdn$1.10) per share.

Item 27 EXHIBITS
(a)	Exhibits Required by Item 601 of Regulation S-K

Exhibit Number/Description

Exhibit Number	Description
3.1	Articles of Incorporation, dated October 1, 1997 (1)

113

3.2	Articles of Amendment of Articles of Incorporation, dated June 24, 1999 (1)
3.6	Amended and Restated Bylaws (4)
4.1	Common Stock Certificate (1)
4.2	Form of Warrant (1)
4.3	Certificate of Designation of Series A Preferred Stock (1)
4.4	Certificate of Designation of Series B Preferred Stock, dated December 27, 2000 (5)
4.5	Certificate of Amendment to Certificate of Designation of Series B Preferred Stock (9)
5.1*	Opinion of Clark Wilson LLP
10.1	Amended and Restated 1999 Stock Option Plan (4)
10.2	Employment Agreement between Voice Mobility Inc. and of James Jay Hutton, dated April 1, 1998 (1)
10.3	Employment Agreement between Voice Mobility Inc. and of William Gardiner, dated August 1, 1998 (1)
10.4	Employment Agreement between Voice Mobility Inc. and of Jason Corless, dated October 1, 1998 (1)
10.5	Employment Agreement between Voice Mobility Inc. and of Budd Stewart, dated June 20, 1999 (1)
10.6	Employment Agreement between Voice Mobility Inc. and of Geoff Heston, dated August 7, 1999 (1)
10.7	Acquisition Agreement of Voice Mobility Inc., dated June 24, 1999 (1)
10.8	Agreement and Plan of Distribution of Equity Capital Group, Inc., dated April 1, 1999 (1)
10.10	Debt Settlement Agreement with Maritime Tel & Tel, dated September 15, 1997(1)
10.11	Voting, Support and Exchange Trust Agreement, dated September 30, 1999 (1)
10.12	Debt Settlement Agreement with Pacific Western Mortgage Corporation, dated March 31, 1999 (1)
10.13	Debt Settlement Agreement with Ernest Weir Gardiner, dated March 31, 1999 (1)
10.14	Stock Purchase Agreement , dated April 1, 1999(1)
10.15	Form of Subscription Agreement, dated April 1, 1999 (1)

114

10.16	Exchange Agreement, dated July 5, 1999 (1)
10.17	Employment Agreement between Voice Mobility Inc. and Thomas G. O'Flaherty, dated January 1, 2000 (5)
10.18	Employment Agreement between Voice Mobility Inc. and David Grinstead, dated February 1, 2000 (5)
10.19	Form of Series B Preferred Stock Subscription Agreement, dated December 27, 2000 (5)
10.20	Form of Class I Stock Purchase Warrant, dated December 29, 2000 (5)
10.21	Escrow Agreement, as amended, dated December 29, 2000 (6)
10.22	Agency Agreement, dated April 3, 2001 (6)
10.23	Special Warrant Indenture, dated April 3, 2001 (6)
10.24	Share Warrant Indenture, dated April 3, 2001 (6)
10.25	Form of Subscription Agreements for Special Warrants (6)
10.26	LivingLAB Agreement Between Voice Mobility Inc. and Innovatia, dated February 27, 2001 (6)
10.27	Non-Negotiable Promissory Note in favor of Ibex Investments Ltd., as amended, dated April 25, 2001 (8)
10.28	Class K Stock Purchase Warrant, dated April 25, 2001 (6)
10.29	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated May 11, 2001 (7)
10.30	Non-Negotiable Promissory Note in favor or Interior Holdings Ltd., dated May 11, 2001 (7)
10.31	Form of Class L Stock Purchase Warrant , dated May 11, 2001 (7)
10.32	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 14, 2001(8)
10.33	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 14, 2001(8)
10.34	Form of Class M Stock Purchase Warrant, dated June 14, 2001 (8)
10.35	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 25, 2001 (8)
10.36	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 25, 2001 (8)

115

10.37	Form of Class N Stock Purchase Warrant, dated June 15, 2001 (8)
10.38	Escrow Agreement among the Company, Computershare Trust Company of Canada and certain shareholders of the Company dated July 3, 2001 (8)
10.39	Settlement Agreement between Thomas O'Flaherty and the Company dated June 29, 2001 (8)
10.40	Employment Agreement between Voice Mobility Inc. and Randy Buchamer, dated August 16, 2001 (9)
10.41	Amended LivingLAB Agreement between Voice Mobility Inc. and Innovatia Inc., dated March 4, 2002(9)
10.42	Addendum to LivingLAB Agreement, dated December 28, 2001 (9)
10.43	Employment Agreement between Voice Mobility Inc. and James Hutton, dated April 1, 2000 (9)
10.44

Software License Agreement, dated June 13, 2002, between Aliant Telecom Inc. and Voice Mobility Inc. (Confidential treatment requested. Confidential portions of this exhibit have been redacted and filed separately with the Commission) (10)

10.45	Form of Subscription Agreement, dated July 26, 2002 and July 31, 2002 (11)
10.46	Employment Agreement between Voice Mobility Inc. and Marco Pacelli, dated October 1, 2002 (11)
10.47	Subscription Agreement, dated December 30, 2002, with Wilt Laird (11)
10.48	Subscription Agreement, dated December 30, 2002, with Margit Kristiansen (11)
10.49	Ikano Communications Agreement dated April 6, 2000 (11)
10.50	Reseller Agreement, dated December 13, 2002, with Equiposy Control Division Commercial S.A. de C.V. (11)
10.51	Form of Subscription Agreement and Promissory Note, dated June 28, 2002 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (12)
10.52	Form of extension certificate of Class P and Class Q warrants (13)
10.53

Form of Exchange Agreements in connection with the conversion of the Series A and B Promissory Note, dated September 9, 2003 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (14)

10.54

Form of Exchange Agreements in connection with the conversion of the Series B Preferred Shares, dated September 9, 2003 between Voice Mobility Inc. and each of MICAP Holdings Inc. and Manzanita Investments Ltd. (14)

116

10.55

Form of Subscription Agreements in connection with the issuance of Series D Promissory Notes dated September 9, 2003 between Voice Mobility Inc, and each of Ketty Hughes, William Laird, Margit Kristiansen and William Krebs. (14)

10.56	Form of Subscription Agreements in connection with the unit financing dated September 9, 2003 between Voice Mobility International Inc. and each of William Laird, Bob Tassone and Kathy Fox. (14)
10.57

Master License and Service Agreement between Voice Mobility International Inc., and Avaya Inc., dated September 12, 2003 (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. 200.80(b)(4) and 240.24b-2). (14)

10.58	Amendment No. 1 to Master License and Service Agreement between Voice Mobility International, Inc. and Avaya Inc., dated December 2, 2003. (15)
10.59

Form of Subscription Agreements in connection with the unit financing dated March 4, 2004 between Voice Mobility International Inc. and each of Elizabeth Ann Laird, 656938 BC Ltd., Richard Roberts, Myrna Roberts, Heinz Hofliger, Kathy Fox and Bob Tassone, Andrew Bury, Heather Bury, Constance and Stuart Ostlund, Columbia Marketing Ltd., Berkin Business SA, Paul Currie, Randall West, Mike Hope, Lila Jung, Don Sharpe, Steve Clippingdale, Chartwell Investment Services, Shalimar Business, 514742 BC Ltd., and 391566 BC Ltd. (15)

10.60

Form of Subscription Agreements in connection with the issuance of the Series E Promissory Notes dated November 15, 2003, November 24, 2003 and December 29, 2003 between Voice Mobility International Inc. and each of William Laird and Margit Kristiansen. (15)

10.61	Form of subscription agreement in connection with the issuance of the Series F Promissory Note dated June 17, 2004 between Voice Mobility International Inc. and William Laird. (16)
10.62	Form of Subscription Agreement in connection with the issuance of the Series G Promissory Note, dated July 1, 2004, between Voice Mobility Inc. and each of William Laird and Margit Kristiansen. (17)
10.63	Debt Settlement and Subscription Agreement, dated August 19, 2004, between Voice Mobility International, Inc. and 4P Management Partners S.A. (17)
10.64	Form of Subscription Agreement in connection with the unit financing, dated August 27, 2004, between Voice Mobility International, Inc. and Morgan Sturdy. (17)
10.65

Form of Subscription Agreement in connection with the unit financing, dated September 22, 2004 between Voice Mobility International, Inc. and each of Jim Cox, Jeff Reed, Alistair Boulton, Honor de Pencier, James Graham, William Greaves, Columbia Marketing Ltd., Bekin Business S.A., Wolfram Boehm, Heinz Hoefliger, Sthakwy Fishing Company Ltd., Lila Jung, 608314 BC Ltd., Kelly Selkirk, Mike Hope, Brent Peters, Paul Currie, Barbara McKnight, Stanley Steed, Edward Morris, Jamie Robertson, Randall West, John Ross, Chartwell Investment Services, Shalimar Business Services, Erich Hofer, Stu Ostlund, Bill Whitehead, Monty Sutton, Doug Johnson and Bob Tassone. (17)

117

10.66

Form of Subscription Agreement in connection with the unit financing, dated September 22, 2004, between Voice Mobility International, Inc. and each of Barbara McKnight, Chris Thomas, Renee Patterson and Don Donis. (17)

10.67

Form of Subscription Agreement in connection with the issuance of the Series H Promissory Notes, dated March 31, 2005, between Voice Mobility Inc. and each of Bearberry Investments and Margit Kristiansen. (18)

10.68

Form of Subscription Agreements in connection with the unit financing dated June 27, 2005 between Voice Mobility International Inc. and each of Doug Johnson, Mike Bennett, BC Advantage Fund (VCC) Ltd., Randy Buchamer, Paul Currie, Michael David, John Herdman, Bernie Hertel, HighTec Venture Capital Inc., Harold Hodgson, Thomas Jaw, Betty Ku, Jeff Lewis, Barbara McKnight, Tan Van Nguyen, Stuart Ostlund, Jamie Robertson, Robert Semple Sthakwy Fishing Company Ltd., Ian Stuart, Aaron and Carling Sundberg, Bob Tassone, Chris Thomas, John Tognetti, Randall West, James Yii, Stanley Steed, Alphine Atlantic, APAX Consultants Ltd., Arlington Group Ltd., Bank Julius Bae & Co. Ltd., Chartwell Investments, Jan Dekker, J.T. Eberhard, Erich Hofer, James Ladner, Professional Trading Services SA, Bruno Sauter, H.J.M. Schepers and Shalimar Business Services SA. (19)

10.69*	Form of Subscription Agreements in connection with the unit financing dated August 19, 2005 between Voice Mobility International Inc. and EMGE Finance SA.
10.70*

Form of Amendment agreement in connection with the extension of the maturity date of the Series C, D, E, F, G and H promissory notes payable dated September 19, 2005 between Voice Mobility International Inc., Voice Mobility Inc. and each of Bernice Kosiur, Manzanita Investments Ltd., MICAP Holding Inc., Ketty Hughes, Margit Kristiansen, William Laird, William Krebs, L.A. Laird and Bearberry Investments Inc.

10.71*

Form of Amendment to Class T warrants dated September 19, 2005 between Voice Mobility International Inc., Voice Mobility Inc. and each of Bernice Kosiur, Manzanita Investments Ltd., MICAP Holding Inc., Ketty Hughes, Margit Kristiansen, William Laird, William Krebs, L.A. Laird and Bearberry Investments Inc.

14.1	Code of Ethics. (15)
21.1	Subsidiaries of our company
Voice Mobility Inc. (Canadian Corporation)
Voice Mobility Canada Limited (Canadian Corporation)
VM Sub Limited (Canadian Corporation)
Voice Mobility (US) Inc. (Nevada corporation)
23.1*	Consent of Ernst & Young LLP

* Filed herewith.

(1) Previously submitted with our Registration Statement on Form 10-SB, as originally filed on September 17, 1999, and all amendments thereto.

(2) Previously submitted with our Form 8-K, as filed on March 16, 2000.

(3) Previously submitted with our Form 10-KSB, as filed on March 30, 2000.

(4) Previously submitted with our Definitive Schedule 14A as filed on May 19, 2000.

118

(5) Previously submitted with our Form 10-KSB, as filed on April 11, 2001.

(6) Previously submitted with our Registration Statement on Form S-1, as originally filed on May 10, 2001.

(7) Previously submitted with our Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on June 7, 2001.

(8) Previously submitted with our Post-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on July 16, 2001.

(9) Previously submitted with our Form 10-K, as filed on April 1, 2002.

(10) Previously submitted with our Amendment No. 2 to Form 10-Q/A as filed on January 10, 2003.

(11) Previously submitted with our Form 10-K, as filed on April 1, 2003.

(12) Previously submitted with our Form 10-Q, as filed on May 15, 2003.

(13) Previously submitted with our Form 10-Q, as filed on August 14, 2003.

(14) Previously submitted with our Form 10-Q, as filed on November 14, 2003.

(15) Previously submitted with our Form 10-K, as filed on March 26, 2004.

(16) Previously submitted with our Form 10-QSB, as filed on August 13, 2004.

(17) Previously submitted with our Form 10-QSB, as filed on November 12, 2004.

(18) Previously submitted with our Post-Effective Amendment No. 1 to Form SB-2, as filed on May 13, 2005.

(19) Previously submitted with our Quarterly Report on Form 10-QSB, as filed on August 15, 2005.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act of 1933, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

119

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

120

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on October 19, 2005.

VOICE MOBILITY INTERNATIONAL, INC.

Per:	/s/ Randy G. Buchamer

Randy G. Buchamer, Chief Executive Officer and Director

(Principal Executive Officer and Principal Financial Officer)

Dated: October 20, 2005

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Randy Buchamer as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Randy G. Buchamer Randy G. Buchamer	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	October 20, 2005

/s/ James J. Hutton James J. Hutton	President and Director	October 20, 2005

/s/ Harry Chan Harry Chan	Controller (Principal Accounting Officer)	October 20, 2005

/s/ William Krebs William Krebs	Director	October 20, 2005

/s/ Morgan Sturdy Morgan Sturdy	Director	October 20, 2005